UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Omega Healthcare Investors, Inc.

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Dear Fellow Stockholders:

It is my pleasure to invite you to the 2026 Annual Meeting of Stockholders of Omega Healthcare Investors, Inc., which will be held on Friday, June 5, 2026 at 10:00 AM EDT.

Enclosed you will find a notice setting forth the items we expect to address during the meeting and our Proxy Statement. The Proxy Statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available electronically at www.proxyvote.com or www.omegahealthcare.com and are first being sent to our stockholders on or about April 21, 2026.

Your vote is important to us. Even if you do not plan to attend the meeting, we hope your votes will be represented. Included in the Annual Report is our 2026 letter to stockholders, in which we discuss the progress we’ve made on our strategy, lay out our financial performance and explain how our people navigated a dynamic market environment to achieve our results.

I would like to personally thank you for your continued support of Omega Healthcare Investors as we continue to invest together in the future of this company. We look forward to engaging with our stockholders at our Annual Meeting.

C. Taylor Pickett Chief Executive Officer April 21, 2026 303 International Circle Suite 200 Hunt Valley, Maryland 21030

Notice of 2026 Annual Meeting of Stockholders

The Annual Meeting will be held: FRIDAY, JUNE 5, 2026 AT 10:00 AM (EDT) It will be held virtually via live webcast at: virtualshareholdermeeting.com/ OHI2026

Proposals:

1: Election of eight members to Omega’s Board of Directors

2: Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending 2026

3: Approval, on an advisory basis, of the compensation of the named executive officers

We may also transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Director Nominees:

	Kapila K. Anand	Craig R. Callen	Dr. Lisa C. Egbuonu-Davis
	Barbara B. Hill	Kevin J. Jacobs	C. Taylor Pickett
	Stephen D. Plavin	Burke W. Whitman

Each of the director nominees presently serves as a director of Omega.

Attendance:

Our Board of Directors has fixed the close of business on April 8, 2026 as the record date for the determination of stockholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof. On or about April 21, 2026, we will first send to our stockholders our 2026 Proxy Statement and Annual Report for the year ended 2025. This year, we are again adopting a virtual format for our Annual Meeting. For further information on how to participate in the Annual Meeting via live webcast, please consult the section captioned “Quorum and Voting” on page 58 of this Proxy Statement.

Your Vote is Important:

Whether or not you plan to virtually attend the meeting, please vote promptly using one of the below methods to ensure that your shares are properly voted. If you hold shares through a broker, bank or other nominee (in “street name”), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

Scan this QR code to be directed to www.proxyvote.com	Call toll-free 1-800-690-6903 and follow the instructions	Complete, sign, date and return your proxy card in the enclosed envelope	Virtually attend the Annual Meeting and vote your shares

By order of Omega’s Board of Directors,

C. Taylor Pickett

April 21, 2026
Hunt Valley, Maryland

Table of Contents

Forward-Looking Statements	i	Compensation Discussion and Analysis	28
Proxy Summary	1	Section 1 – Say on Pay Advisory Vote	28
Proposal 1 - Election of Directors	7	Section 2 - 2025 Achievements and Performance Results	28
Recommendation of the Board	7	Section 3 - Pay for Performance Alignment	29
Vote Required for Election	7	Section 4 - Summary of Executive Compensation Program and	31
Director Nominees	7	Governance Practices
Stock Ownership Information	12	Section 5 - Components of Our Executive Compensation Program	33
Board Committees and Corporate Governance	13	Section 6 - Our Compensation Decisions and Results for 2025	36
Board of Directors and Committees of the Board	13	Section 7 - Our Compensation Decisions for 2026	41
Director Independence	14	Section 8 - Other Matters	42
Board Leadership Structure	14	Compensation Committee Report	43
Risk Oversight	14	Executive Compensation Tables and Related Information	44
Standing Committee Information	15	Summary Compensation Table	44
Identification of Director Nominees and Board Diversity	16	Grants of Plan-Based Awards	45
Corporate Sustainability Oversight	17	Outstanding Equity Awards at Fiscal Year End	47
Communicating with the Board of Directors and the Audit Committee	21	Stock Awards Vested for 2025	49
Policy on Related Party Transactions	21	Nonqualified Deferred Compensation Activity	50
Code of Business Conduct and Ethics	21	Employment Agreements	50
Insider Trading Policy	21	Potential Payments Upon Termination or Change in Control	51
Stock Ownership Guidelines	22	Chief Executive Officer Pay Ratio Disclosure	54
Policy on Hedging and Pledging of Company Securities	22	Pay Versus Performance	54
Director Retirement Policy	22	Compensation of Directors	56
Director Over-Boarding Policy	23	Compensation Committee Interlocks and Insider Participation	57
Proxy Access and Universal Proxy	23	Stockholder Proposals and Nominations	58
Corporate Governance Materials	23	Quorum and Voting	58
Proposal 2 - Proposal to Ratify the Selection of Ernst & Young LLP as our		Expenses of Solicitation	60
Independent Registered Public Accounting Firm for the Year Ending		Householding	60
December 31, 2026	24	Other Matters	60
Recommendation of the Board	24	Appendix A	A-1
Vote Required for Approval	24	Our Commitment to The Environment
Audit Committee and Independent Auditor Matters	24	2026 Annual Meeting of Stockholders
Audit Committee Report	24
Independent Auditors	25
Fees	25
Determination of Auditor Independence	25
Audit Committee’s Pre-Approval Policies	26
Proposal 3 - Advisory Vote on Executive Compensation	27
Recommendation of the Board	27
Background on Advisory Vote	27
Our Executive Compensation Program	27
Proposed Vote	27
Vote Required for Approval	27

Forward-Looking Statements

Unless otherwise indicated or except where the context otherwise requires, the terms “Company,” “we,” and “our” refer to Omega Healthcare Investors, Inc. and its consolidated subsidiaries. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

Statements in this Proxy Statement that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies. Forward-looking statements include, among other things, statements relating to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts or statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These statements involve risks and uncertainties.

Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

i

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting Logistics

WHEN June 5, 2026 at 10:00 a.m. EDT	WEBCAST virtualshareholdermeeting.com/OHI2026	RECORD DATE April 8, 2026

Voting Guide

PROPOSAL 1

Election of eight Directors

The Board of Directors recommends that you vote FOR each director nominee. These individuals bring a range of relevant experiences and overall diversity of perspectives that is essential to good governance and leadership of our company.

OUR BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE
PROPOSAL 2

Ratification of the selection of Ernst & Young LLP as our independent Registered public accounting firm for The year EndING December 31, 2026

The Board of Directors recommends that you vote FOR the ratification of Ernst & Young LLP (“EY”). We believe EY possesses the professional qualifications, industry experience, and institutional knowledge necessary to conduct an effective and independent audit of the Company’s financial statements.

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL
PROPOSAL 3

Approval, on An Advisory Basis, of the Compensation of Named Executive Officers (“Say-on-Pay”)

The Board of Directors recommends that you vote FOR the “say-on-pay” advisory proposal because our compensation program attracts top talent commensurate with our peers and reinforces our “Pay for Performance” philosophy.

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Director Election (Page 7)

Our Board of Directors currently consists of eight directors.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Craig R. Callen, Kapila K. Anand, Dr. Lisa C. Egbuonu-Davis, Barbara B. Hill, Kevin J. Jacobs, C. Taylor Pickett, Stephen D. Plavin, and Burke W. Whitman for re-election as directors. Each of the nominees for re-election is an incumbent director. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office until the 2027 Annual Meeting or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.

Below we included selected information regarding each of our eight director nominees for election at the 2026 Annual Meeting.

				Committee Memberships
Name and Principal Occupation	Age	Director Since	Other Public Company Boards	Audit	Compensation	Investment	Nominating & Corporate Governance
Craig R. Callen	70	2013
Kapila K. Anand	72	2018	1
Dr. Lisa C. Egbuonu-Davis	68	2021	2
Barbara B. Hill Operating Partner NexPhase Capital	73	2013	1
Kevin J. Jacobs Chief Financial Officer Hilton Worldwide Holdings Inc.	53	2020
C. Taylor Pickett Chief Executive Officer Omega Healthcare Investors, Inc.	64	2002	1
Stephen D. Plavin	66	2000	1
Burke W. Whitman Chief Executive Officer Colmar Holdings LLC	70	2018	1
Number of meetings in 2025				4	2	5	4

= Committee Chair	= Committee Member	= Chair of the Board

Director Diversity (Page 16)

Below we have included selected information regarding the diversity and skills of our directors, with further explanation included on pages 16 through 17.

Age	Tenure	Gender

Director Skills and Experience (Page 17) Below we have included selected information regarding the experience of our directors, with further explanation included on page 17.

of 8 nominees

leadership	8

accounting	6

Real estate	6

Health care	6

sitting executive	2

investment	7

CYBER	4

Corporate Sustainability	5

LEGAL/REGULATORY	5

HUMAN CAPITAL	7

Financial Performance Highlights (Page 28)

Below we have included selected financial performance highlights for the Company as of December 31, 2025.

We outperformed the FTSE Nareit Equity Health Care Index and MSCI US REIT Index on a 3-, 5-, and 10-year basis based on our 2025 year-end total shareholder return, as shown below.

TOTAL SHAREHOLDER RETURN (“TSR”) ANNUALIZED PERFORMANCE FOR PERIODS ENDED DECEMBER 31, 2025, Relative to indices

OHI = Omega Healthcare Investors, Inc. NAREIT = FTSE Nareit Equity Health Care Index MSCI = MSCI US REIT Index

TSR figures above are per S&P Global and are calculated using stock/index prices at the beginning and end of the stated period, assuming the reinvestment of dividends.

[Balance of Page Intentionally Blank]

Executive Compensation Highlights (Page 31)

Below we have included selected executive compensation highlights for the Company for fiscal year 2025.

ceo target compensation mix	avg. other neos target compensation mix

Summary of compensation program

Base Salary (Cash)	● Fixed level of cash compensation to attract and retain key executives in a competitive marketplace ● Preserves an executive’s commitment during downturns	● Determined based on evaluation of individual executives, compensation, internal pay equity and a comparison to the peer group

Annual Incentive (Cash)
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Target cash incentive opportunity (set as a percentage of base salary) to encourage achievement of annual Company financial and operational goals
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Assists in attracting, retaining and motivating executives in the near term

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Majority (70% for 2025) of incentive opportunity based on objective performance measures, which includes Funds Available for Distribution (“FAD”) per Share, Tenant Quality and Leverage
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A portion (30% for 2025) of the payout is also based on performance against individual-specific subjective goals

Long-Term Incentive (EQUITY)
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Focuses executives on achieving long-term financial and strategic goals, as measured by the Company’s TSR (“Absolute TSR”) and TSR relative to an index of healthcare peer REITs (“Relative TSR”), thereby creating long-term stockholder value
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Assists in maintaining a stable, continuous management team in a competitive market
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Maintains stockholder management alignment
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Easy to understand and track performance
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Limits dilution to existing stockholders relative to utilizing stock options
RSUs and Profits Interest Units (Time-based)
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40% of target annual long-term incentive awards in 2025
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Provides upside incentive in up-market, with some down-market protection; supports retention
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Three-year cliff vest (subject to certain exceptions)

PRSUs and Profits Interest Units (Performance-based)
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60% of target annual long-term incentive award in 2025, requiring significant outperformance to achieve target
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Three-year performance periods with the actual payout based on Absolute TSR (45%) and Relative TSR performance (55%)
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Provides some upside in up-or down-market based on relative performance
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Direct alignment with stockholders
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Additional vesting once earned (25% per calendar quarter, subject to certain exceptions) for enhanced retention

SAY-ON-PAY

At our 2025 annual meeting of stockholders, holders of approximately 95.9% of the votes cast on such proposal approved the advisory vote (“say-on-pay”) on the 2024 compensation of our named executive officers (referred herein as our “NEOs”), which was consistent with the level of support we received in 2024 and 2023 on our “say-on-pay” proposal and continued a long-term trend of significant shareholder support of 93% or higher in each of the last ten years. The Committee considered the results of the advisory vote when setting executive compensation for 2026 and plans to continue to do so in future executive compensation policies and decisions.

CLAWBACK POLICY

Our Board voluntarily adopted a formal clawback policy in 2019 that applies to incentive compensation and in 2023 adopted a revised policy consistent with Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) requirements for clawback policies.

Governance Highlights (Page 13)

Below we have included selected governance highlights of the Company.

accountability

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Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.
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Proxy Access. Our Bylaws grant stockholders meeting certain eligibility requirements the right to nominate director candidates and require us to include in our proxy materials for an annual meeting stockholder-nominated director candidates up to the greater of two director seats or 20% of the Board.
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Board Evaluations. Our directors undergo annual evaluations of the Board as a whole and each director individually.
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Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for our stockholders’ consideration and vote.

independence

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Chair and CEO Roles Separated. Our independent Chair of the Board provides independent leadership for our Board.
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Executive Sessions of Our Board. An executive session of independent directors is generally held at each regularly scheduled Board and Committee meeting.
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7/8 directors are independent. All of the members of the Board of Directors meet the NYSE listing standards for independence, other than our CEO, Mr. Pickett. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.

compensation practices

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Stock Ownership Guidelines. We have stock ownership guidelines for our senior officers and our non-employee directors.
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Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.

risk management

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Enterprise Risk Management. Our Board reviews the Company’s risks and enterprise risk management processes, and our Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, at least annually.
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Cybersecurity Training. We provide cybersecurity training to our directors, officers and employees at least annually.
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Portfolio & Investment Risk Management. We manage portfolio and investment risk by, among other things, seeking Investment Committee and/or Board approval for new investments over designated thresholds and providing detailed underwriting information on such proposed investments to the Investment Committee or the Board, as the case may be.

Corporate Sustainability oversight

●
Corporate Sustainability Website. In 2025, we updated our corporate sustainability website that launched in 2021, www.omegahealthcare.com/sustainability.
●
Compliance. Also in 2025, we continued implementing mandatory compliance training for our Board members and employees.

Proposal 1 – Election of Directors

Vote Required for Election

Each director will be elected by the majority of the votes cast. A “majority of the votes cast” means that the number of the votes cast “FOR” a director exceeds the number of votes “AGAINST.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Your broker may not vote your shares in the election of directors unless you have specifically directed your broker how to vote your shares. As a result, we urge you to instruct your broker how to vote your shares.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees identified below.

Director Nominees

Our Board of Directors currently consists of eight directors.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Craig R. Callen, Kapila K. Anand, Dr. Lisa C. Egbuonu-Davis, Barbara B. Hill, Kevin J. Jacobs, C. Taylor Pickett, Stephen D. Plavin and Burke W. Whitman for re-election as directors. Each of the nominees for re-election is an incumbent director. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office until the 2027 Annual Meeting or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies. Information about each director nominee is set forth below.

Craig R. Callen

INDEPENDENT AGE: 70 DIRECTOR SINCE: 2013

business experience

Mr. Callen was a Senior Advisor at Crestview Partners, a private equity firm, from 2009 through 2016.  Previously, Mr. Callen retired as Senior Vice President of Strategic Planning and Business Development for Aetna Inc., where he also served as a Member of the Executive Committee from 2004-2007. In his role at Aetna, Mr. Callen reported directly to the chairman and CEO and was responsible for oversight and development of Aetna’s corporate strategy, including mergers and acquisitions. Prior to joining Aetna in 2004, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse and co-head of Health Care Investment Banking at Donaldson Lufkin & Jenrette. During his 20-year career as an investment banker in the healthcare practice, Mr. Callen successfully completed over 100 transactions for clients and contributed as an advisor to the boards of directors and management teams of many of the leading healthcare companies in the U.S. In April 2024, Mr. Callen became an independent director and Chair of the Audit Committee for North Haven Net REIT, a reporting, private REIT focused on investing in primarily net lease commercial real estate assets. Mr. Callen has served on the boards of Symbion, Inc. (short-stay surgery facilities), a Crestview portfolio company; Sunrise Senior Living, Inc. (NYSE:SRZ); Kinetic Concepts, Inc. (NYSE:KCI) (a medical technology company); and HMS Holdings Corp. (NYSE:HSMY). Mr. Callen serves as a Trustee of The Richard Hampton Jenrette Foundation, formerly Classical Homes Preservation Trust.

expertise Mr. Callen brings to the Board financial and operating experience as an advisor, investment banker and board member in the healthcare industry.	OTHER PUBLIC BOARDS ● Sunrise Senior Living, Inc. (NYSE:SRZ) (1999-2006) ● Kinetic Concepts, Inc. (NYSE:KCI) (2008-2011) ● HMS Holdings Corp. (NYSE:HSMY) (2013-2021)

Kapila K. Anand

INDEPENDENT AGE: 72 DIRECTOR SINCE: 2018

business experience

Ms. Anand served as an audit and later advisory partner at KPMG LLP (“KPMG”) from 1989 until her retirement in March 2016, after which she was retained as a senior advisor to KPMG until 2020. Ms. Anand joined KPMG LLP in 1979 and served in a variety of roles, including the National Partner-in-Charge, Public Policy Business Initiatives (from 2008 to 2013) and segment leader for the Travel, Leisure, and Hospitality industry and member of the Global Real Estate Steering Committee (each from 2013 to 2016). In these roles she was involved in numerous risk and governance projects including IT general controls. Ms. Anand has served on KPMG LLP boards in the U.S. and Americas, the board of the Franciscan Ministries (an organization with a range of real estate assets, including schools, churches and hospitals) and as the chair of both the KPMG Foundation as well as the Chicago Network (a membership organization of senior executives). She also previously served as the Global Lead Director for the Women Corporate Directors Education and Development Foundation and served on the board of the U.S. Fund for UNICEF, and currently serves on a variety of non-profit boards, including Rush University Medical Center. Ms. Anand served as a director of Extended Stay America, Inc. (NASDAQ:STAY) from July 2016 through its sale in June 2021, and during that time she chaired the Compensation Committee and also served as a director and Audit Committee Chairwoman of ESH Hospitality, Inc. (a real estate investment trust (“REIT”) subsidiary of Extended Stay America) from May 2017 through June 2021. In September 2018, she joined the Board of Elanco Animal Health, Inc. (NYSE:ELAN), where she chairs the Audit Committee and serves on the Nominating and Governance Committee. She is a Certified Public Accountant, who in 2022 earned the Diligent Climate Leadership certification and in 2023 earned the NACD Cyber Risk Oversight certification.

expertise Ms. Anand brings to the board extensive experience in accounting and auditing, particularly in the real estate industry, with a focus on REITs, and healthcare industries.

OTHER PUBLIC BOARDS

●
Elanco Animal Health, Inc. (NYSE:ELAN) (2018-present)
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Extended Stay America, Inc. (NASDAQ:STAY) (2016-2021)
●
ESH Hospitality, Inc. (a REIT subsidiary of Extended Stay America) (2017-2021)

Dr. Lisa C. Egbuonu-Davis

INDEPENDENT AGE: 68 DIRECTOR SINCE: 2021

business experience

From 2019 to 2023, Dr. Egbuonu-Davis served as Vice President, Medical Innovations for DH Diagnostics, LLC, an affiliate of Danaher Corporation (NYSE:DHR), where she provided medical advice to influence research, partnership and investment strategy across Danaher’s diagnostic platform businesses. Also, during this period, she served at various times as Interim Chief Medical Officer for certain subsidiaries of Danaher Corporation. From 2015 to 2019, she served as Vice President, Global Patient Centered Outcomes and Solutions at Sanofi, Inc. (NASDAQ:SNY). At Sanofi, Dr. Egbuonu-Davis created patient programs, services and tools to enhance adherence and health outcomes in patients with chronic conditions. Prior to Sanofi, Dr. Egbuonu-Davis co-founded and served as director for ROI Squared, LLC, a privately held life science company focused on diagnostic medical devices, and served as managing director for LED Enterprise, LLC, where she advised biopharmaceutical companies and trade associations on health care reform, technology assessment, quality metrics and incentives and implications for research and services. She also served in senior advisor roles for Avalere Health and Booz Allen Hamilton. She previously served for 13 years in various roles at Pfizer, Inc. (NYSE:PFE), where she led clinical and outcomes research departments, supported product value assessments in support of reimbursement and adoption and influenced product investment and development decisions. Dr. Egbuonu-Davis currently serves on the Johns Hopkins Medicine Board of Trustees and the National Advisory Council for the Johns Hopkins University School of Education. In March 2023, she joined the Board of Avanos Medical, Inc. (NYSE:AVNS), a medical device company where she serves as a member of the governance committee and chair of the compliance committee. In 2023, she joined the Board of Phreesia, Inc. (NYSE: PHR), a publicly traded medical software company focusing on patient intake, payment processing and patient activation, where she serves on the governance committee.

expertise

Dr. Egbuonu-Davis brings to the Board broad strategic and operational experience in pharmaceuticals, public health and consulting, including expertise in the development and implementation of research, commercialization, and investment strategies, for a variety of patient populations in addition to her medical and public health expertise.

OTHER PUBLIC BOARDS ● Avanos Medical, Inc. (NYSE:AVNS) (2023-present) ● Phreesia, Inc. (NYSE:PHR) (2023-present)

Barbara B. Hill

INDEPENDENT AGE: 73 DIRECTOR SINCE: 2013

business experience

Ms. Hill is currently an Operating Partner of NexPhase Capital (formerly Moelis Capital Partners), a private equity firm, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase's healthcare portfolio companies. She began as an Operating Partner of Moelis Capital Partners in March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, from August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc. (NASDAQ:ESRX), a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was also active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Since 2013, she has served as a board member of Integra LifeSciences Holdings Corporation (NASDAQ:IART), a medical device and technology company, where she is lead director. She previously served as a board member of Owens & Minor (NYSE:OMI), a healthcare distribution company, from 2017 to August 2019; St. Jude Medical Corporation, a medical device company, from 2007 to January 2017, until its sale to Abbott Labs, and Revera Inc., a Canadian company operating over 500 senior facilities throughout Canada, Great Britain and the U.S., from 2010 to March 2017.

expertise Ms. Hill brings to the Board years of experience in operating and serving as a director of healthcare-related companies.	OTHER PUBLIC BOARDS ● Integra LifeSciences Holdings Corporation (NASDAQ:IART) (2013–present) ● Owens & Minor, Inc. (NYSE:OMI) (2017-2019)

Kevin J. Jacobs

INDEPENDENT AGE: 53 DIRECTOR SINCE: 2020

business experience

Mr. Jacobs is Chief Financial Officer for Hilton Worldwide Holdings, Inc. (“Hilton”) (NYSE:HLT), and leads the company's finance, real estate, and corporate strategy functions globally. Mr. Jacobs joined the company in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President & Chief of Staff in 2012; assumed the role of Chief Financial Officer in 2013; and added the role of President, Global Development in 2020, which he held until 2025.

Prior to Hilton, Mr. Jacobs was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels & Resorts, ultimately serving as Vice President, Corporate Strategy & Investor Relations. Prior to Host, Mr. Jacobs had various roles in the Hospitality Consulting Practice of Pricewaterhouse Coopers (“PwC”) and the Hospitality Valuation Group of Cushman & Wakefield.

He is also a Trustee of Cornell University, a member of the Dean’s Advisory Board of the Cornell University School of Hotel Administration, and Chair of the Board of Directors of Goodwill of Greater Washington. He also serves as the Immediate Past Chair and Executive Board Member of the American Hotel & Lodging Association.

expertise

Mr. Jacobs brings to the Board significant experience managing both private and public companies in the hospitality and real estate industries, including REITs; knowledge of financial reporting and other regulatory matters; and significant capital markets, real estate investment and management/operational experience.

C. TAYLOR PICKETT

NON-INDEPENDENT AGE: 64 DIRECTOR SINCE: 2002

business experience

Mr. Pickett has served as Chief Executive Officer of the Company since 2001 and as Director of the Company since May 2002. Mr. Pickett has also served as a member of the board of trustees of COPT Defense Properties (NYSE:CDP), an office REIT focusing on U.S. government agencies and defense contractors, since November 2013. In this capacity, Mr. Pickett acts as Chair of the Compensation Committee and is a member of the Investment Committee. From 1998 to June 2001, Mr. Pickett served as Executive Vice President and Chief Financial Officer of Integrated Health Services, Inc. (NYSE:IHS). From 1993 to 1998, Mr. Pickett served as a member of the senior management team of IHS in a variety of positions. Prior to joining IHS, Mr. Pickett held various positions at PHH Corporation and KPMG Peat Marwick.

expertise

As Chief Executive Officer of the Company, Mr. Pickett brings to the Board a depth of understanding of our business and operations, as well as financial expertise in long-term healthcare services, mergers and acquisitions.

OTHER PUBLIC BOARDS ● COPT Defense Properties (NYSE:CDP) (2013–present)

STEPHEN D. PLAVIN

INDEPENDENT AGE: 66 DIRECTOR SINCE: 2000

business experience

Since December 2012 and until his retirement in July 2025, Mr. Plavin was a Senior Managing Director of the Blackstone Group. Most recently, he oversaw Blackstone’s commercial real estate lending and debt investing activities in Europe. Previously, from when he joined Blackstone until June 2021, Mr. Plavin was the Chief Executive Officer and a Director of Blackstone Mortgage Trust, Inc. (NYSE:BXMT), an NYSE- listed commercial mortgage REIT that is managed by Blackstone. Prior to joining Blackstone, Mr. Plavin served as CEO of Capital Trust, Inc. (NYSE:CT) (predecessor of Blackstone Mortgage Trust), since 2009. From 1998 until 2009, Mr. Plavin was Chief Operating Officer of Capital Trust and was responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. Prior to that time, Mr. Plavin was employed for 14 years with Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, and its predecessor, Chemical Bank, and in 1997 he became co-head of global real estate for Chase. As of October 2025, Mr. Plavin was appointed to and serves as the Non-Executive Chairman of the Board of Directors of Cushman & Wakefield, Inc. (NYSE:CWK). Mr. Plavin was also the Chairman of the Board of Directors of WCI Communities, Inc. (NYSE:WCIC), a publicly-held developer of residential communities from August 2009 until it was purchased by Lennar Corporation (NYSE:LEN and LEN.B) in February 2017.

expertise

Mr. Plavin brings to the Board management experience in the commercial real estate lending, banking and mortgage REIT sectors, experience in capital market transactions, and experience as a public company CEO along with significant related oversight experience.

OTHER PUBLIC BOARDS

●
Cushman & Wakefield, Inc. (NYSE:CWK) (2025 – Present)
●
Capital Trust, Inc. (NYSE:CT) (2009-2013)
●
Blackstone Mortgage Trust (NYSE:BXMT) (2013-2021)
●
WCI Communities, Inc. (post-2013 IPO, NYSE:WCIC) (2013-2017)

BURKE W. WHITMAN

INDEPENDENT AGE: 70 DIRECTOR SINCE: 2018

business experience

Since 2019, Mr. Whitman has served as CEO of Colmar Holdings LLC (a private company) and member of the Board of Directors of Amicus Therapeutics, Inc. (Nasdaq:FOLD) (Audit & Compliance Committee; Nominating & Governance Committee). Previously Mr. Whitman served in business and the military concurrently.

In the military, he served as an infantry, reconnaissance, and general officer of U.S. Marines from 1985 to 2019, both active duty and reserve; he commanded forces at every level, led multiple combat deployments, and conducted a final period of active duty from 2009 to 2018 during which he led more deployments and served as the Commanding General of a Marine Division and of Marine Forces, and as a General Officer with the Secretary of Defense. In business, he served as CEO, Board Director and initially COO of Health Management Associates, Inc. (then NYSE:HMA) from 2005 to 2008, CFO of Triad Hospitals (then NYSE:TRI) from 1998 to 2005, and President and Board Director of Deerfield Healthcare (then a private company) from 1994 to 1998.

He serves on the Board of Directors of the Marine Corps Heritage Foundation, where he is Vice Chair of the Board of Directors, the Board of the Nashotah Theological Seminary, the Board of Directors of the Buckhead Coalition, where he also serves as a member of the Executive Committee, and as a member of the Piedmont Healthcare Foundation Board. He has served previously on the Reserve Forces Policy Board (Advisor to the Secretary of Defense), the Board of Directors of the Toys for Tots Foundation (Chair of the Investment Committee), the Board of Directors of the Federation of American Hospitals (Chair of the Audit Committee) and the Board of Trustees of the Lovett School, now a Lifetime Trustee.

expertise Mr. Whitman brings corporate and military leadership experience to the Board, including executive and financial leadership in the healthcare sector.	OTHER PUBLIC BOARDS ● Amicus Therapeutics, Inc. (NASDAQ:FOLD) (2019-present) ● Health Management Associates, Inc. (NYSE:HMA) (2005–2008)

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Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2026 for:

●	each of our directors and the executive officers appearing in the table under “Executive Compensation Tables and Related Information, Summary Compensation Table” included elsewhere in this Proxy Statement; and
●	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock, of which the Company had none as of April 8, 2026.

Beneficial ownership of our common stock, for purposes of this Proxy Statement, includes shares of our common stock as to which a person has voting and/or investment power, or the right to acquire such power within 60 days of April 8, 2026. Except for shares of restricted stock and unvested units as to which the holder does not have investment power until vesting or as otherwise indicated in the footnotes, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The “Common Stock Beneficially Owned” columns do not include unvested time-based restricted stock units (“RSUs”), unvested performance-based restricted stock units (“PRSUs”) and deferred stock units under our Deferred Compensation Plan (except to the extent such units vest or the applicable deferral period expires within 60 days of April 8, 2026) or common stock issuable in respect of operating partnership units (“OP Units”) or profits interests in OHI Healthcare Properties Limited Partnership (“Omega OP”). Accordingly, we have provided supplemental information regarding deferred stock units, unvested RSUs, OP Units and earned but not yet vested PRSUs and profits interests in Omega OP (“Profits Interest Units”) under the caption “Other Common Stock Equivalents.” For information regarding unearned, unvested PRSUs and Profits Interest Units for performance periods not yet completed, see “Outstanding Equity Awards at Fiscal Year End” below.

The business address of the directors and executive officers is 303 International Circle, Suite 200, Hunt Valley, Maryland 21030. As of April 8, 2026, there were 297,799,835 shares of common stock outstanding and no preferred stock outstanding, as well as 16,284,278 common stock equivalents (including OP Units) outstanding, as defined in the table below.

	Common Stock
	Beneficially Owned			Other Common Stock Equivalents
							Operating		Percent of Class
	Number		Percentage	Unvested	Vested Profits	Deferred	Partnership		Including Common
Beneficial Owner	of Shares		of Class	Units(1)	Interest Units(2)	Stock Units(3)	Units(4)		Stock Equivalents(5)
Kapila K. Anand	14,676		*	—	—	44,364	—		*
Daniel J. Booth (6)	113,507		*	160,136	—	—	606,849		*
Craig R. Callen	63,055		*	—	—	68,646	74,310		*
Dr. Lisa C. Egbuonu-Davis	18,654	(7)	*	—	—	—	—		*
Matthew P. Gourmand	1,067		*	140,284	—	—	211,876		*
Vikas Gupta	13,773		*	112,581	—	—	225,988		*
Barbara B. Hill	31,310		*	—	—	—	49,073		*
Kevin J. Jacobs	40,810	(8)	*	—	—	—	—		*
Gail D. Makode	1,217		*	101,201	—	—	224,508		*
C. Taylor Pickett	4,100		*	474,571	—	575,539	1,225,003	(9)	*
Stephen D. Plavin	94,753	(10)	*	—	—	—	23,215		*
Robert O. Stephenson	147,000		*	191,725	—	—	719,094		*
Burke W. Whitman	44,153	(7)	*	—	—	—	—		*
Directors, director nominee and current executive officers as a group (12 persons)	588,075		0.2%	1,180,498	—	688,549	3,359,916		1.7%
5% Beneficial Owners: (11)
	—		—	—	—	—	—		—

*	Less than 1.0%
(1)	Includes RSUs and earned but unvested PRSUs and Profits Interest Units that in each case vest more than 60 days from April 8, 2026, subject to continued employment. RSUs and time-based Profits Interest Units held by executive officers are subject to additional vesting in connection with a Qualifying Termination or Retirement. Earned but not yet vested PRSUs and performance-based Profits Interest Units held by the executive officers vest quarterly in the year following the end of the applicable performance period subject to continued employment, except in the case of a Qualifying Termination, Retirement or change in control in which case they are also subject to vesting. Each unit represents the right to receive one share of common stock. See “Outstanding Equity Awards at Fiscal Year End.” Unvested Profits Interest Units held by the directors other than Mr. Pickett vest upon completion of the current one-year term, subject to accelerated vesting in connection with death, disability of change in control.
(2)	Includes earned but unvested Profits Interest Units that are scheduled to vest within 60 days from April 8, 2026, subject to continued service, but which can be converted to OP units if certain tax-related conditions are met.
(3)	Deferred stock units representing the deferral of vested equity awards pursuant to the Company’s Deferred Stock Plan. Includes deferred stock units associated with RSUs and PRSUs vesting within 60 days which the holder has elected to defer. The deferred stock units will not be converted until the date or event specified in the applicable deferred stock agreement. See “Nonqualified Deferred Compensation.”
(4)	OP Units are redeemable at the election of the holder for cash equal to the value of one share of our common stock priced at the average closing price for the 10-day trading period ending on the date of the holder’s notice of election to redeem the OP Units, subject to the Company’s right to apply an administrative charge of up to 1% of the cash amount otherwise payable upon a redemption, as well as the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, in each case subject to adjustment.
(5)	Percent of class reflects 297,799,835 shares of common stock outstanding as of April 8, 2026, plus a total of 16,284,278 common stock equivalents, consisting of 1,601,357 unvested RSUs and Profits Interest Units, 688,549 deferred stock units, approximately 13,994,372 OP Units.
(6)	Mr. Booth’s employment terminated effective January 2, 2025.

(7)	Includes 4,388 shares of restricted stock, subject to forfeiture until vested.
(8)	Includes 7,114 shares of restricted stock, subject to forfeiture until vested.
(9)	Excludes 225,000 OP Units that Mr. Pickett gifted an irrevocable trust for the benefit of his spouse and son on September 3, 2021, over which Mr. Pickett has no voting power.
(10)	Includes 34,306 shares of common stock that are held by a limited liability company, of which Mr. Plavin is the manager.
(11)	Based on Schedule 13G filings with respect to the common stock of Omega, there were no 5% beneficial owners.

Board Committees and Corporate Governance

Board of Directors and Committees of the Board

The members of the Board of Directors on the date of this Proxy Statement and the independent Committees of the Board on which they serve are identified below.

Name		Committee Memberships
		Audit		Compensation		Investment		Nominating & Corporate Governance
Craig R. Callen
Kapila K. Anand
Dr. Lisa C. Egbuonu-Davis
Barbara B. Hill
Kevin J. Jacobs
C. Taylor Pickett								
Stephen D. Plavin
Burke W. Whitman
Number of meetings in 2025		4		2		5		4

= Committee Chair	= Committee Member	= Chair of the Board

The Board of Directors held five meetings during 2025. Each member of the Board of Directors attended more than 75% of the meetings of the Board of Directors and of the committees of which such director was a member in 2025. In 2025, we amended our Corporate Governance Guidelines to require our directors to use reasonable efforts to participate in our annual meeting of stockholders. Mr. Pickett chaired Omega’s 2025 annual meeting of stockholders, and a total of six independent members of our Board of Directors participated virtually in our 2025 annual meeting of stockholders.

Director Independence

All of the members of the Board of Directors meet the NYSE listing standards for independence, other than our Chief Executive Officer, Mr. Pickett. While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our Company other than director annual retainers and meeting fees, (b) had any relationship with our Company or a third party that would preclude independence or (c) had any material business relationship with our Company and its management, other than as a director of our Company. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.

Board Leadership Structure

Since 2001, an independent non-employee director has served as our Chair of the Board of Directors rather than the Chief Executive Officer. We separate the roles of Chief Executive Officer and Chair of the Board in recognition of the difference between the two roles. At this time, the Board believes this leadership structure is appropriate, as it allows the Chief Executive Officer to focus on implementing the strategic direction for the Company as approved by the Board of Directors and the management of the day-to-day operations of the Company, while the Chair of the Board provides guidance to the Chief Executive Officer and sets the agenda for and presides over meetings of the Board. Mr. Callen, as Chair of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-employee directors. If Mr. Callen is not present at such a session, the presiding director is chosen by a vote of those present at the session.

Risk Oversight

The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of risk. Management is responsible for identifying the significant risks facing the Company, implementing risk management strategies that are appropriate for the Company’s business and risk profile, integrating consideration of risk and risk management into the Company’s decision-making process and communicating information with respect to material risks to the Board or the appropriate committee.

Portfolio and investment risk is one of the principal risks faced by the Company. We manage portfolio and investment risk by, among other things, seeking Investment Committee and/or Board approval for new investments over designated thresholds and providing detailed underwriting information on such proposed investments to the Investment Committee or the Board, as the case may be. In addition, our full Board regularly reviews the performance, credit information and coverage ratios of our operators.

Consistent with the rules of the NYSE, the Audit Committee reviews and discusses with management, periodically, as appropriate, but not less than annually, policies with respect to risk assessment and risk management, the Company’s financial risk exposures and the steps management has taken to monitor and control such exposures, it being understood that it is the job of management to assess and manage the Company’s exposure to risk and that the Audit Committee’s responsibility is to discuss guidelines and policies by which risk assessment and risk management are undertaken. The Audit Committee also monitors the implementation and administration of the Company’s Code of Business Conduct and Ethics and disclosure controls.

Our Board and management exercise oversight over the Company’s enterprise-wide strategy, policy, standards, architecture, processes and risk assessment related to information security and data protection, including data privacy and network standards (our “Cybersecurity Program”), which represents an important component of the Company’s overall approach to enterprise risk management. Omega’s Vice President of Information Technology (“VP of IT”) manages a team responsible for leading our Cybersecurity Program. The VP of IT reports directly to the Company’s Chief Financial Officer and provides periodic reporting on our Cybersecurity Program to our senior management team, our Board and the Audit Committee.

As part of our Cybersecurity Program, the Company deploys technical safeguards that are designed to protect our information systems from cybersecurity threats, which are evaluated and improved through vulnerability assessments and cybersecurity threat intelligence. Our Cybersecurity Program also includes an annual risk assessment which is generally based on frameworks established by the National Institute of Standards and Technology, as well as policies and procedures designed to identify and mitigate cybersecurity threats related to our use of material third-party vendors.

We maintain and regularly test the effectiveness of our Information Security Incident Response Plan governing prevention, detection, mitigation and remediation of cybersecurity incidents and threats, as well as our controls and procedures that provide for the prompt escalation of certain cybersecurity incidents, with appropriate involvement by our Board.

Our Board, in coordination with our Audit Committee, oversees our management of cybersecurity risk, with the Audit Committee reviewing and discussing with management quarterly matters related to our Cybersecurity Program as it relates to financial reporting.

The Board and Audit Committee receive periodic reports about the prevention, detection, mitigation and remediation of cybersecurity incidents, including material security risks and information security vulnerabilities. Additionally, risks associated with the Cybersecurity Program are integrated into the Company’s enterprise risk management assessment and reported to our Board at least twice per year. We obtain periodic assessments by third party experts to assess our vulnerability management and security controls and to assist us in identifying and mitigating security risks, and we share the key results with our Board and Audit Committee. We also provide cybersecurity training for all directors, officers and employees at least annually and periodic additional training of senior management through our cyber insurance.

The Compensation Committee reviews risks associated with the Company’s compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews risks associated with the Company's corporate sustainability program. While each committee monitors certain risks and the management of such risks, the full Board is regularly informed about such matters. The full Board generally oversees enterprise risk management and enterprise risk management issues otherwise arising in the Company’s business and operations. In 2025, the Company formed an AI Committee, consisting of the VP of IT, Chief Legal Officer, Chief Accounting Officer, and Senior Vice President of Data, Intelligence & Government Relations, to oversee management of risks related to artificial intelligence, which are now included in enterprise risk management reporting to the Board. In addition, the Board regularly reviews reports on AI-related initiatives and opportunities.

Areas of Oversight	Audit	Compensation	Nominating & Corporate Governance	Investment	Full Board
Corporate Strategy					●
Portfolio Management					●
Enterprise Risk Management					●
Privacy and Data Security					●
Code of Business Conduct & Ethics	●				●
Board and Executive Compensation		●			●
Corporate Sustainability			●		●
Board and Executive Succession			●		●
Investment Activity				●	●

Standing Committee Information

The Audit Committee met four times in 2025. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established and (iii) the external independent audit process. In addition, the Audit Committee selects Omega’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors. The responsibilities of the Audit Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.

Each of the members of the Audit Committee is independent and financially literate, as required by the NYSE. The Board of Directors has determined that Ms. Anand, Mr. Callen, Mr. Jacobs and Mr. Whitman each qualify as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Board of Directors has determined that (i) Ms. Anand qualifies as an audit committee financial expert based on her substantial experience in accounting and auditing as a partner of KPMG and as a public company audit committee member, (ii) Mr. Callen qualifies as an audit committee financial expert based on his substantial experience analyzing and evaluating the financial statements of public and private companies in the healthcare sector as an investment banker and public company board member, including as audit committee chair of a private REIT, (iii) Whitman qualifies as an audit committee financial expert based on his substantial financial management experience in the healthcare sector, including as a public company chief financial officer and chief executive officer, and (iv) Mr. Jacobs qualifies as an audit committee financial expert based on his substantial financial management experience, including as a public company chief financial officer.

The Compensation Committee has responsibility for determining the compensation of our executive officers and administering our equity incentive plan. During 2025, the Compensation Committee met two times. The responsibilities of the Compensation Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.

The Investment Committee works with management to develop strategies for growing our portfolio and has authority to approve investments up to established thresholds. The Investment Committee met five times during 2025. The responsibilities of the Investment Committee are more fully described in its Charter.

The Nominating and Corporate Governance Committee met four times during 2025. The Nominating and Governance Committee has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience, for developing and implementing policies and practices relating to corporate governance, and for overseeing the Company’s progress on corporate sustainability and human resources initiatives. The responsibilities of the Nominating and Corporate Governance Committee are more fully described in its charter, which is available on our website at www.omegahealthcare.com.

In addition to the standing Committees listed above, the Board has established a Special Administrative Committee under the Company’s equity incentive plan consisting solely of Mr. Pickett, with the authority to allocate and grant awards thereunder to employees of Omega and its affiliates who are not executive officers of Omega up to a maximum number of units or shares authorized by the Compensation Committee from time to time. In addition, the Board has formed, and may from time-to-time form, such other committees as it deems appropriate to fulfill its responsibilities, including to execute capital markets and other activity.

Identification of Director Nominees and Board Diversity

The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria.

In addition, the Nominating and Corporate Governance Committee endeavors to identify nominees that possess diverse educational backgrounds, business experiences and life skills, as well as age, diverse gender, racial, sexual orientation, national origin and ethnic characteristics.

38% of our Board nominees are women, and two nominees bring racial diversity to our Board. The director nominees range in age from 53 to 73 with the average age being 67. Four of our Board members were first elected to our Board in or after 2018. The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria; the goal is to identify nominees that, considered as a group, will possess an effective mix of backgrounds, talents, knowledge, skill sets and characteristics necessary for the Board of Directors to fulfill its responsibilities.

The table below provides a summary of certain of these collective competencies and attributes of the Board nominees. The lack of an indicator for a particular nominee does not mean that the director does not possess that skill or experience, as we look to each director to be knowledgeable in all of these areas. Rather, the indicator represents that the item is a core competency that the director brings to the Board.

Summary of Board Skills
		Anand	Callen	Egbuonu-Davis	Hill	Jacobs	Pickett	Plavin	Whitman	Total	Percentage (1)
	Leadership	●	●	●	●	●	●	●	●	8	100%
Skills / Experience	Accounting	●	●			●	●	●	●	6	75%
	Real Estate	●	●			●	●	●	●	6	75%
	Health Care	●	●	●	●		●		●	6	75%
	Sitting Executive					●	●			2	25%
	Investment	●	●		●	●	●	●	●	7	88%
	Cybersecurity	●			●	●			●	4	50%
	Corporate Sustainability	●	●	●	●				●	5	63%
	Legal/Regulatory			●	●		●	●	●	5	63%
	Human Capital Management	●	●	●	●		●	●	●	7	88%
Attributes	Racial Diversity:
	African American			●						1	13%
	Asian/Pacific Islander	●								1	13%
	White/Caucasian		●		●	●	●	●	●	6	75%
	Hispanic/Latino
	Native American
	Other
	Gender Diversity:
	Male		●			●	●	●	●	5	63%
	Female	●		●	●					3	38%
	Other
	Independence:
	Independent Director	●	●	●	●	●		●	●	7	88%
	Non-Independent Director						●			1	13%
	Military Status:
	Veteran								●	1	13%
	Non-Veteran	●	●	●	●	●	●	●		7	88%

(1)	Percentages have been rounded to the closest whole number.

Our directors have a wide range of additional skills and experience not mentioned above, which they bring to their roles as directors to Omega’s benefit, including experience in the financial services industry, corporate governance and nonprofit leadership areas. The term “Sitting Executive” above refers to a director’s current position in an executive role for a publicly-traded company or its subsidiary. Racial and gender diversity attributes are based on self-identified attributes of our directors. Expertise in cybersecurity, corporate sustainability, legal/regulatory and human capital management reflect a director’s belief that they have overseen or otherwise developed expertise in such areas. Our directors’ skills and experience are further described in their biographies above. The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director. Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frames described in our Bylaws.

Corporate Sustainability Oversight

In connection with internal assessments and stockholder engagement, we prioritize corporate sustainability initiatives that matter most to our business and stockholders. Our Nominating and Corporate Governance Committee has been charged with oversight of the Company’s corporate sustainability responsibility (“CSR”) efforts; however, CSR remains the responsibility and focus of our entire Board.

In 2020, we published our first Corporate Sustainability Report, and in 2021 we launched our CSR website, which is available through our website. We updated our CSR website in 2025.

CSR focus areas

Environmental	Social Responsibility	Governance
● Efficient Corporate Headquarters with Carbon Neutrality Achieved in 2025 for Scope 1 and Scope 2 Emissions ● Supporting Green Strategies in Tenant Programs ● CSR Website and Report	● Equal Opportunity and an Open and Inclusive Culture ● Employee Development and Growth ● Supporting Community Involvement	● Separate CEO and Chair ● Proactively Adopted Proxy Access ● Strong Alignment of Pay for Performance

ENVIRONMENTAL RESPONSIBILITY

We place a high priority on the protection of our assets, communities and the environment. Based on our business model, the properties in our portfolio are primarily net leased to our tenants, and each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location. We support our tenants’ operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities, including by:

●	providing capital to our operators to add or upgrade to energy-efficient emergency power generators to limit disruption to patient care in the event of a power outage;
●	supporting compliance with prevailing environmental laws and regulations throughout our new development, major renovation and capital expenditure projects;
●	promoting the adoption of specific environmental practices in our sustainable and innovative new developments, including, but not limited to, the installation of occupancy sensors and water-efficient plumbing fixtures, the use of low VOC paints and adhesives and the use of energy-efficient lighting, with 62% of Omega’s development from 2015 to 2025 having been built to Leadership in Energy and Environmental Design (“LEED”) certification standards; and
●	recognizing the environmental impact associated with our controlled operations, we are actively taking steps to minimize our carbon footprint in our corporate headquarters. While we occupy a modest office space for our corporate headquarters; in 2025, we achieved carbon neutrality for our Scope 1 and Scope 2 emissions by purchasing carbon offsets. Our decision to purchase carbon offset credits reflects our dedication to sustainable business practices. By investing in carbon offset credits, we are not only offsetting unavoidable emissions but also contributing to impactful environmental projects that align with our commitment to sustainability. We purchase and validate carbon offset credits through a third-party, Lune, which certified in 2025 that 185t CO2 were retired on behalf of Omega via carbon offset projects, which fully offset the prior year’s carbon footprint in our corporate headquarters. The occupied space of our corporate headquarters was approximately 41,500 square feet in 2024 and 2025.

Corporate HQ LEED Certified

Our focus on environmental responsibility is also demonstrated by how we manage our day-to-day activities at our corporate headquarters, which has earned the LEED Silver Certification in Existing Buildings: Operations & Maintenance, and where we also promote energy efficiency with features such as an automatic lighting control system, water efficient features, low-VOC paints and floor adhesives and a single-stream recycling service.

62% of Omega’s development projects from 2015-2025 built to LEED certification standards

SOCIAL RESPONSIBILITY & EQUAL OPPORTUNITY

We are committed to providing a positive and engaging work environment for our employees and taking an active role in the betterment of the communities in which our employees live and work. Our employees are provided with a competitive benefits program, including comprehensive healthcare benefits and a 401(k) plan with a matching contribution from the Company, the opportunity to participate in our employee stock purchase program, bonus and incentive pay opportunities, competitive paid time-off benefits and paid parental leave, wellness programs, continuing education and development opportunities and periodic engagement surveys. In addition, we believe that giving back to our community is an extension of our mission to improve the lives of our stockholders, our employees and our employees’ families, and we have implemented community engagement events, internship and mentorship programs, as well as a matching program for charitable contributions of employees.

OMEGA’S SOCIAL RESPONSIBILITY Commitments

Omega has a long-standing commitment to being an equal opportunity employer and has implemented Equal Employer Opportunity policies. We regularly conduct pay fairness reviews as we seek for women and men, on average, at various roles and levels of the Company, to be paid equitably for their roles and contributions to our success. Additionally, in 2020, we reinforced our commitment to an open and inclusive workplace culture consistent with the Society for Human Resource Management’s CEO Action. In addition, beginning in 2020, we implemented several initiatives to further this commitment within our workforce and Board, in our local community and in the industry in which we operate.

We have made commitments to support programs of the National Association of Real Estate Investment Trusts (“Nareit”), which supports charitable and educational organizations and initiatives that help create a more inclusive REIT and publicly traded real estate industry. Members of management serve on Nareit’s Corporate Governance Council and Real Estate Sustainability Council. In addition, in 2023 Omega committed as a sponsor of Ferguson Centers for Leadership Excellence, a program that supports and empowers students from a variety of backgrounds to earn undergraduate degrees and secure promising careers in real estate and related sectors.

initiatives designed to impact:

Workforce and Board Recruitment & Internships

We seek to recruit qualified candidates from a variety of backgrounds for employment and Board positions and have developed an internship program that supports our local community, including underrepresented and underserved communities, as well as development of a talent pipeline for Omega. In addition, the Company implements mandatory compliance training for our Board members and employees.

local community Charitable Partnerships

We have invested in and partnered with several local charities to improve social determinants of health and economic outcomes in the local Baltimore, Maryland community, with a focus on the elderly and the underserved communities. Our investments include employee volunteer days and annual financial donations to local charities.

industry Talent Management	We provide grants for operator training programs that focus on development of talent, including from underrepresented communities.

Corporate Governance

Omega maintains a commitment to high corporate governance standards. We believe that sound corporate governance strengthens the accountability of our Board and management and promotes the long-term interest of stockholders. The bullets below highlight areas of our governance practices, which should be read in conjunction with the information set forth above and in our Corporate Governance Guidelines available through our website.

BOARD STRUCTURE

Annual Election of Directors.

Our Board consists of a single class of directors who stand for election each year.

Opt-out of Maryland Law Allowing Staggering the Board without Shareholder Approval.

In November 2019, the Board opted out of the provisions of the Maryland Unsolicited Takeovers Act that otherwise would permit the Board, without stockholder approval, to divide the Board into three classes serving staggered three-year terms.

Majority Voting Standard for Director Elections with Resignation Policy.

Our Bylaws include a majority voting standard for the election of directors in uncontested elections. Any incumbent director who fails to receive the required vote for re-election must offer to resign from the Board. Stockholders can vote for, against or abstain from voting on each nominee.

Chair and CEO Roles Separated.

Our independent Chair of the Board provides independent leadership for our Board.

STOCKHOLDER RIGHTS

Proxy Access.

Our Bylaws grant stockholders meeting certain eligibility requirements the right to nominate director candidates and require us to include in our proxy materials for an annual meeting stockholder-nominated director candidates equal to the greater of two director seats or 20% of the Board.

Stockholder-Requested Special Meetings.

Our stockholders have the ability to call a special meeting of stockholders in accordance with the process set forth in the Bylaws.

Stockholder Amendments to Bylaws.

Our Bylaws may be amended by stockholder vote.

COMPENSATION PRACTICES	Stock Ownership Guidelines. We have stock ownership guidelines for our senior officers and our non-employee directors.	Clawback Policy. Our Board has adopted a formal clawback policy that applies to incentive compensation.
	Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.	Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for our stockholders’ consideration and vote.
BOARD PRACTICES

Annual Strategic Review.

The Board generally conducts a formal annual review of our corporate strategy.

Executive Sessions of Our Board.

An executive session of independent directors is generally held at each regularly scheduled Board and Committee meeting.

Board Evaluations.

Our directors undergo annual evaluations of the Board as a whole and each Committee and director individually. The results of the evaluation are reported to the full Board, and implementation of the results is considered in the following year’s evaluation.

Regular Succession Planning.

A high priority is placed on regular and thoughtful succession planning for our senior management.

ethics AND risk management

Code of Ethics.

We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers and employees. The Company requires employees and Board members to certify the Code of Ethics annually, and from time to time, conducts compliance training for all employees and directors.

Enterprise Risk Management.

Our Board reviews the Company’s risks and enterprise risk management processes at least annually.

Cybersecurity Training.

We provide cybersecurity training to our directors, officers and employees at least annually.

	Whistleblower Policy. We maintain a third-party administered hotline and website that enable anonymous reporting of compliance and ethics concerns	VENDOR CODE OF CONDUCT. We have also implemented a Vendor Code of Conduct aimed at improving corporate social responsibility among our key vendors and aligning their practices with our policies.
sustainability

sustainability Steering Committee.

The Company has established a sustainability steering committee that is responsible for advancing the Company’s governance, sustainability and social responsibility programs, with the Nominating and Corporate Governance Committee exercising oversight of the Committee.

Training. We provide mandatory regular training to our directors, officers and employees on employment laws and our workplace culture.

Communicating with the Board of Directors and the Audit Committee

Our Board of Directors and our Audit Committee have established procedures to enable anyone, including our shareholders and other stakeholders, who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-employee members of the Board of Directors or the Audit Committee, as applicable. These communications may be confidential or anonymous and may be submitted in writing, by a toll-free telephone hotline administered via a third party or through the Internet, including through a third-party administered website. Through these means, our employees have been provided with direct and anonymous access to each of the members of the Audit Committee. Our Company Code of Ethics prohibits any employee of our Company from retaliating or taking adverse action against anyone in good faith raising or helping resolve a concern about our Company.

Interested parties may contact our non-employee directors by writing to them at our headquarters: Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, or by contacting them through our website at www.omegahealthcare.com. Communications addressed to the non-employee members of the Board of Directors will be reviewed by Omega’s Chief Legal Officer and General Counsel, as corporate communications liaison, and will be directed to the appropriate director or directors for their consideration. The Chief Legal Officer and General Counsel may not “filter out” any direct communications from being presented to the non-employee members of the Board of Directors and Audit Committee members without instruction from the directors or committee members. The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Policy on Related Party Transactions

We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders.

Code of Business Conduct and Ethics

We have adopted a written Code of Ethics that applies to all our directors, officers and employees. A copy of our Code of Ethics is available on our website at www.omegahealthcare.com. Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver. We provide regular training to our directors, officers and employees on the Code of Ethics.

Insider Trading Policy

We have adopted a written Insider Trading Policy that governs the purchase, sale and/or other dispositions of our securities by our directors, officers and employees, as well as the Company, that is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to foster long-term stock holdings by Company leadership. These guidelines create a strong link between stockholders’ and management’s interest. The Chief Executive Officer is required to own shares in the Company with a value equal to at least six times his annual base salary. Executive officers other than our Chief Executive Officer are required to own shares in the Company with a value equal to at least three times their respective annual base salaries within five years of the executive’s appointment. Each non-employee director is required to own shares in the Company with a value equal to at least five times the annual cash retainer for serving as a member of the Board of Directors within five years of the director’s appointment. The complete stock ownership guidelines for executive officers and directors contained in the Corporate Governance Guidelines are available through our website.

The following graph summarizes the stock ownership of each of our executive officers and our non-employee directors as of April 8, 2026, as a multiple of base salary or annual cash retainer, respectively, then in effect, pursuant to our stock ownership guidelines.

STOCK OWNERSHIP GUIDELINES DATA AS OF April 8, 2026(1)

Kapila K. Anand
35x
5x
Craig R. Callen
123x
5x
Lisa Egbuonu-Davis
11x
5x
Matthew P. Gourmand
21x
3x
Vikas Gupta
28x
3x
Barbara B. Hill
48x
5x
Kevin J. Jacobs
24x
5x
Gail D. Makode
29x
3x
C. Taylor Pickett
111x
6x
Stephen D. Plavin
71x
5x
Robert O. Stephenson
81x
3x
Burke W. Whitman
26x
5x
Legend
Actual Holdings
Required Holdings

(1)	Ownership multiples are based on actual ownership as of April 8, 2026. Ownership multiples above are shown for illustrative purposes and may be less than the valuations provided for in our stock ownership guidelines. Once an officer or director complies with the applicable guidelines, a subsequent decline in stock price has no effect on compliance.

Policy on Hedging and Pledging of Company Securities

We consider it inappropriate for any director or officer to enter into speculative transactions in our Company’s securities. Therefore, we prohibit hedging transactions, including but not limited to the purchase or sale of puts, calls, collars, exchange funds, options or other derivative instruments related to our Company’s securities or debt. Our policy also prohibits monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Additionally, directors and officers may not purchase our Company’s securities on margin, hold our securities in a margin account or pledge the Company’s securities as collateral. All of our directors and officers are in compliance with this policy as of April 8, 2026.

Director Retirement Policy

It is the general policy of the Board of Directors that after reaching 77 years of age, directors shall not stand for re-election and thereafter shall retire from the Board of Directors upon the completion of the term of office to which they were elected. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.

Director Over-Boarding Policy

It is the general policy of the Board of Directors that directors should advise the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board, and directors should sit on no more than three public company boards in addition to the Company’s Board unless the Nominating and Corporate Governance Committee approves otherwise.

Proxy Access and Universal Proxy

In 2022, the Board of Directors amended and restated our Bylaws to, among other things, provide for voting “for” and “against” director nominees; set forth provisions regarding the conduct of stockholder meetings; grant stockholders meeting certain eligibility requirements the right to nominate and require us to include in our proxy materials for an annual meeting stockholder-nominated director candidates equal to the greater of two director seats or 20% of the Board; comply with the universal proxy rules adopted by the SEC; and provide procedures for meetings of the Board during the existence of emergency conditions.

Corporate Governance Materials

The Corporate Governance Guidelines, Code of Ethics and the charters of the committees of the Board of Directors are available free of charge through our website at www.omegahealthcare.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this document, or any other report or document filed with or furnished to the SEC.

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Proposal 2 – Proposal to Ratify the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2026

FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2026

The Audit Committee has selected EY as our Company’s independent registered public accounting firm for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of EY for ratification by stockholders as a matter of good corporate governance. However, if the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders. Information concerning the services EY provided to us can be found in the section “Audit Committee and Independent Auditor Matters” below.

The Board of Directors and the members of the Audit Committee unanimously recommend a vote FOR the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for year ending December 31, 2026

Vote Required for Approval

The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of EY as our Company’s independent registered public accounting firm for the current fiscal year. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Audit Committee and Independent Auditor Matters

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our Company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting and the performance of our independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace our Company’s independent auditors, as well as determine the amount of the fees paid to the Company’s independent auditors. The Audit Committee’s function is more fully described in its charter, which is available on our website. The Board of Directors and the Audit Committee review the Audit Committee Charter annually.

The Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. In addition, the Board of Directors has determined that Ms. Anand, Mr. Callen, Mr. Jacobs and Mr. Whitman each qualify as an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our Company’s independent auditor, EY, is responsible for auditing and expressing opinions on the conformity of our Company’s consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of our Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Audit Committee Report

The Audit Committee, with respect to the audit of the Company’s 2025 audited consolidated financial statements, reports as follows:

●	The Audit Committee has reviewed and discussed with management and EY the 2025 audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the quality — not just the acceptability — of the accounting principles and the reasonableness of significant judgments;
●	The Audit Committee discussed with EY such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (“PCAOB”) (including Auditing Standard No. 1301 “Communications with Audit Committees”);

●	The Audit Committee has received written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence from the Company;
●	The Audit Committee discussed with the Company’s auditors the overall scope and plans for their respective audits, and then met with the auditors, with and without management present, to review the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;
●	The Audit Committee reviewed the professional services provided by EY discussed below, considered whether provision of such services is compatible with maintaining auditor independence and concluded that the services provided by EY with respect to the 2025 audit were compatible with maintaining auditor independence; and
●	Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s 2025 audited financial statements be included in the Company’s Annual Report on Form 10-K.

Audit Committee of the Board of Directors Kapila K. Anand, Chair Craig R. Callen Kevin J. Jacobs Burke W. Whitman

Independent Registered Public Accounting Firm

EY audited our consolidated financial statements for the years ended December 31, 2025, 2024 and 2023. EY has served as the Company’s independent registered public accounting firm since 1992. Representatives of EY are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting. Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of EY for ratification by stockholders as a matter of good corporate practice.

Fees

The following table presents fees for professional services provided by EY in each of the last two fiscal years:

	Year Ended December 31,
	2025	2024
Audit Fees(1)	$2,181,300	$2,227,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,352,400	1,279,000
All Other Fees(2)	—	—
Total	$3,533,700	$3,506,000
(1)	Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.
(2)	No such fees were incurred.
(3)	Taxes include fees for tax compliance and tax return preparation services.

Determination of Auditor Independence

The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of EY.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all fees paid to, and all services performed by, our Company’s independent auditor; provided, however, pre-approval requirements for non-audit services are not required if all such services: (1) do not aggregate to more than five percent of total fees paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to the completion of the audit. No services were performed during fiscal year 2025 under this de minimis exception in Rule 2-01(c)(7)(i)(c) of Regulation S-X.

In the first half of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. If pre-approval of any services is required between Audit Committee meetings, the Chair of the Audit Committee has been delegated authority to pre-approve services, provided that a report of such pre-approval is presented to the Audit Committee at its next meeting. For each category of proposed service, the independent auditing firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with its pre-approval policies and procedures described herein.

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Proposal 3 – Advisory Vote on Executive Compensation

Background on Advisory Vote

Federal legislation (Section 14A of the Exchange Act) requires that we periodically include in our Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”). In an advisory vote in 2023, our stockholders voted to recommend, and the Board adopted, holding a say-on-pay vote on an annual basis.

Our Executive Compensation Program

As described more fully in our Compensation Discussion and Analysis section (“CD&A”) of this Proxy Statement and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executive officers to support our business strategy, achieve our short-term and long-term goals and provide continued success for our operators, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievement of our overall strategy and business goals, as well as predetermined objectives. We believe our executive compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s executive officers as described in this Proxy Statement.

The Compensation Committee engages in an annual review to establish the annual salaries and the terms and conditions of annual cash bonus opportunities, long-term incentive awards and employment agreements with our executive officers. The compensation programs for 2024-2025 were described in the CD&A included in the Company’s proxy statement for our 2025 annual meeting of stockholders, at which approximately 95.9% of the votes cast approved the Company’s executive compensation in the advisory “say-on-pay” vote, continuing a long-term trend of significant shareholder support. As a result, the Compensation Committee has generally maintained the same construct of its executive compensation program.

We urge you to read the CD&A section of this Proxy Statement for the details on the Company’s executive compensation program, including the executive compensation programs implemented for 2025-2026. Our executive compensation programs emphasize pay for performance, such that the interests of our executive officers are aligned with the interests of stockholders. For a detailed description of how we have structured performance-based compensation programs and the recent results, see “Compensation Discussion and Analysis — Pay for Performance Alignment.”

Proposed Vote

The following resolution will be submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s executive officers as described in the Proxy Statement issued in connection with the 2026 Annual Meeting of Stockholders, including in the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures contained therein.

Because the vote is advisory, the outcome of the vote will not be binding upon the Board of Directors, the Compensation Committee or the Company, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal; however, the Compensation Committee will consider the outcome of the vote when evaluating future executive compensation arrangements.

Vote Required for Approval

Approval, on an advisory basis, of the compensation of our executive officers will be decided by the affirmative vote of a majority of the votes cast by all stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Compensation Discussion and Analysis

Section 1 – Say on Pay Advisory Vote

Consideration of Prior “Say-on-Pay” AdVisory Votes

At our 2025 annual meeting of stockholders, holders of approximately 95.9% of the votes cast on such proposal approved the say-on-pay advisory vote on the 2024 compensation of our NEOs, which was consistent with the level of support we received in 2024 and 2023 on our say-on-pay proposal and continued a long-term trend of significant shareholder support of 93% or higher in each of the last ten years. The Committee considered the results of the 2025 advisory vote when setting executive compensation for 2026 and plans to continue to do so in future executive compensation policies and decisions. Based on the results of an advisory vote in 2023 (“say-on-frequency”), and consistent with the Board’s recommendation, the Board determined that Omega will hold an advisory vote on executive compensation every year until the next required say-on-frequency advisory vote.

Say-on-Pay Support
(% of votes cast)

Section 2 - 2025 Achievements and Performance Results

Improved Operating Performance, Closed on $1.1B in New Investments, Diversified Deal Structures and Operator Relationships, Strengthened Balance Sheet and Maintained Dividend

$1.1Billion	New Deal Classes
$1.1 billion in New Investments, Including $690 million in Real Estate Acquisitions, $65 million in Real Estate Loans and $342 million in Investments in Unconsolidated Entities

The 2025 Investments Includes a Real Estate Joint Venture with Affiliates of Saber Healthcare Holdings, LLC (“Saber”), Closing of Our First Transaction Utilizing the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) Structure and Our First Canadian Investment

FAD Growth*	$2.3 Billion

Grew FAD per share by 8.4% to $2.96 in 2025 from $2.73 in 2024

* FAD per share is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” in Appendix A for a reconciliation of non-GAAP performance measures to GAAP performance measures.

Entered into a New $2.3 billion Senior Unsecured Credit Facility in 2025, with $1.8 billion of Availability Remaining at December 31, 2025

In 2025, we saw the underlying operating performance of our portfolio continue to improve along with expanded investment and acquisition opportunities, allowing us to execute a significant number of accretive real estate investments during the year and expand our operator relationships.

As such, for the year ended December 31, 2025, the Company was able to support and maintain its $0.67 per share quarterly dividend throughout 2025 and grow FAD per share by 8.4% to $2.96 in 2025 from $2.73 in 2024. In addition, for the year ended December 31, 2025, we acquired 71 new facilities for consideration of $690.4 million, advanced $65.4 million in new real estate loans and invested $341.8 million in unconsolidated entities. We also completed our first investment in Canada and our first RIDEA transaction, under which we are able to own the equity of a healthcare operating company managed by a third-party independent contractor, and completed a unique investment in 49% of the equity of a joint venture with our operator Saber holding 65 healthcare facilities.

We believe that these actions display our ability to accretively invest while maintaining a conservative balance sheet and operating model.

As healthcare delivery and the regulatory environment continue to evolve, we continuously evaluate our assets, operators and markets to position our portfolio for long-term success. Our strategy includes applying our proprietary data analytics platform to enhance investment underwriting and asset management, as well as selling or transitioning assets, or portfolios of assets, that do not meet our portfolio criteria.

Absolute AND RELATIVE TSR Performance Results for One-, Three-, Five- and Ten-Year Periods ended 2025

Omega outperformed the FTSE Nareit Equity Health Care Index (the “Index”) and the MSCI US REIT Index (the “MSCI Index”) on a compounded, annualized (“annualized”) basis over the three-, five-, and ten-year periods ended 2025, reflecting our ability to manage through continuing challenges brought on by the pandemic on the senior and long-term care sectors, as well as our strong operating performance. The charts below illustrate our Absolute TSR performance over a variety of short-term and long-term time periods. For the three-year period ended 2025, our Absolute TSR of 23.4% exceeded the high-performance hurdle under our long-term incentive plan. As such, our three-year Absolute TSR performance and three-year Relative TSR performance directly impacted executive pay and resulted in earning Absolute and Relative TSR-based performance awards for the period ended December 31, 2025. Notably, our Absolute TSR performance has consistently exceeded the Index, including on an annualized basis for the three-, five- and ten-year periods ended 2025.

Absolute TSR ANNUALIZED PERFORMANCE FOR PERIODS ENDED DECEMBER 31, 2025

OHI = Omega Healthcare Investors, Inc.	NAREIT = FTSE Nareit Equity Health Care Index	MSCI = MSCI US REIT Index

The Absolute TSR figures above are per S&P Global and are calculated using stock/index prices at the beginning and end of the stated period, assuming the reinvestment of dividends. Under our Long Term Incentive Plan, our Relative TSR and Absolute TSR are calculated based on November and December average closing stock prices before the beginning and at the end of the three-year performance period. As a result, the numbers are different than shown in the “3-Year Annualized Return” bar chart above.

Section 3 – Pay for Performance Alignment

Our Compensation Committee (sometimes referred to as the “Committee” within the CD&A of this Proxy Statement) has endeavored to structure the compensation program of our NEOs to align performance with enhanced stockholder value. The information below demonstrates how the compensation our NEOs received in 2025 was aligned with the Company’s performance.

Investor alignment	+	LONG TERM FOCUS	+	Target to outperform
The majority (60%) of the Company’s Long Term Incentive Plan is based on performance		100% of the performance-based portion is based on 3-year Relative and Absolute TSR performance

The Company must outperform the FTSE Nareit Equity Health Care Index by 50 basis points to earn the target award on the relative portion and deliver substantial absolute returns to earn the absolute portion

Variable Pay Linked to Performance

For 2025, approximately 88% of our Chief Executive Officer’s total target compensation and 80% of the total target compensation for our other NEOs was variable, performance-based compensation and/or at-risk (including annual cash bonus, annual performance-based equity awards, and annual time-based grants that are subject to stock price fluctuations). Further, 72% of our Chief Executive Officer’s target compensation for 2025 and 65% of our other NEOs’ target compensation for 2025 was in the form of equity-based compensation.

ceo target compensation mix	avg. other neos target compensation mix

100%	421 bps	95.9%
100% of performance shares based on Absolute or Relative TSR	Omega’s three-year TSR ended December 31, 2025 exceeded the FTSE Nareit Equity Health Care Index by approximately 421 basis points	95.9% Say-on-Pay approval at 2025 Annual Meeting

2025 Annual Cash Incentives Earned

For cash incentive awards earned in 2025, the Committee considered the Company’s strong operating performance in 2025, reflected by improvement in FAD, the maintenance of the Company’s dividend levels, the level and diversification of investment activity and execution on the Company’s goals, as well as the Company’s progress in leadership development. For 2025, our Chief Executive Officer earned an annual cash incentive equal to 149% of his target annual cash incentive, and the other NEOs earned annual cash incentives equal to, on average, 157% of their target annual cash incentive compensation, excluding Mr. Booth, whose employment terminated effective January 2, 2025. The graph below contains the earned cash bonus payouts as a percentage of target over the most recent five fiscal years and depicts a pay-for-performance system that the Compensation Committee believes is well aligned. See “Our Compensation Decisions and Results for 2025 — 2025 Annual Cash Incentive Program Performance Goals and Results.”

ANNUAL CASH INCENTIVE PAYOUTS 2021 – 2025

Long-Term Incentive Compensation

Performance goals incorporated into our annual performance-based equity awards drive a significant portion of what our NEOs actually earn over time by directly linking both Absolute TSR and Relative TSR relative to an index (which we call “Relative TSR”) to the amounts earned over three-year performance periods, with 60% of the NEOs’ target long-term compensation linked to objective Absolute TSR and Relative TSR metrics. As a result, in periods when our Absolute TSR and Relative TSR have superior performance, our NEOs will earn more than their target level of compensation and in periods when our Absolute TSR and Relative TSR underperform, our NEOs will earn less than their target level of compensation. See “Our Compensation Decisions and Results for 2025 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2025 — Relative TSR Units and Absolute TSR Units.”

Long-Term Incentive Compensation Earned in 2025

Our Relative TSR for the three-year performance period ended December 31, 2025 of approximately 62.9 basis points in excess of the Index fell slightly above the target performance hurdle of +50 basis points, and our Absolute TSR for the three-year performance period ended December 31, 2025 of 23.4% exceeded the high-performance hurdle of 12%.

Therefore, based on the Company’s three-year Absolute TSR and Relative TSR performance, the Relative TSR-based equity incentives for the three-year period ended December 31, 2025 were earned at the target level and the Absolute TSR-based equity incentives for the three-year period ended December 31, 2025 were earned at the high level, reflecting strong alignment of pay and performance.

Our Relative TSR and Absolute TSR for these purposes are based on November and December average closing stock prices before the beginning and at the end of the three-year performance period. As a result, the numbers are different than shown in the “3-Year Total Return” bar chart under “Absolute TSR Annualized Performance for Multi-Year Periods ended December 31, 2025.”

For more detail and discussion regarding long-term incentive compensation earned and tracking over other three-year performance periods, see “Our Compensation Decisions and Results for 2025 — Performance Results for Long-Term Equity Incentives ended December 31, 2025.”

Section 4 – Summary of Executive Compensation Program and Governance Practices

To further align compensation to stockholder returns, our executive compensation programs are designed to attract and retain the highest quality executive talent possible and to provide meaningful incentives for our executive officers to strive to enhance stockholder value over both near- and longer-term periods by aligning their total compensation with the Company’s performance. Below is a summary of certain executive compensation programs and governance practices — both the practices implemented to drive performance and the practices we have avoided because we do not believe they would serve our stockholders’ long-term interests.

Our compensation system seeks to maintain best practices and support strong corporate governance.

What We Do			What We Do Not Do
✓

We balance our incentive programs to provide an appropriate mix of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation.

		✘	We do not guarantee annual salary increases or bonuses, and Omega generally has no guaranteed commitments to grant any equity-based awards.
✓

A substantial percentage of target total compensation is based on performance; we pay for performance that has a direct alignment with Absolute TSR and Relative TSR performance, among other performance goals. Salaries comprise a relatively modest portion of each NEO’s overall compensation opportunity.

✘

We have not historically adjusted our annual incentive plans, modified performance hurdles, substituted performance metrics or delayed approval of goals due to unexpected events, including the impacts of the pandemic on our business, notwithstanding reduced earning of long-term incentive awards in recent years.

✓

We use multiple performance measures as well as different performance measures for cash bonuses and multi-year equity awards, which mitigates compensation-related risk. We also measure performance across various performance periods.

		✘	We do not encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance measure and do not have guaranteed minimum or uncapped payouts.
✓	We enhance executive officer retention with time-based vesting schedules for certain equity incentive awards to provide a balance with performance-based awards.	✘	We do not allow hedging or pledging of Company stock by executive officers (or other employees or directors).
✓

We use the market median of our peer group as the starting point for determining the right form and amount of compensation for each NEO but also take into account qualitative factors such as an individual’s experience, skill sets, prior performance and other relevant considerations

		✘	We do not pay dividends on unearned performance shares (other than fractional distributions on Profits Interest Units, which are made for tax reasons).
✓	We aim for aggregate target annual compensation for the NEOs to be generally in line with the median aggregate annual compensation for the top five executive officers of the peer group.	✘	We do not pay excise tax gross-ups with respect to payments made in connection with a change in control.
✓	We have robust stock ownership guidelines for our senior officers and directors.	✘	We do not provide any significant perquisites.
✓	We engage an independent compensation consultant selected by our Compensation Committee to advise the Committee on compensation matters.	✘	We do not provide for single trigger vesting of equity incentives upon a change in control.
✓	We have a Compensation Committee comprised solely of independent directors.
✓	We maintain a clawback policy that, in the event of a financial restatement, authorizes the Company to recover certain incentive compensation paid to executive officers

What We Pay and Why

Following is a summary of (i) the Compensation Committee’s objectives for the compensation of our NEOs and (ii) how the Compensation Committee believes its decisions on executive officer compensation achieve the stated objectives:

● ● ● ● ● stock.
objectives
●
Reward performance and initiative.
●
Attract, retain and reward executive officers who have the motivation, experience and skills to continue our track record of profitability, growth and attractive Absolute and Relative TSR.
●
Be competitive with other REITs viewed as competitors for executive talent.
●
Link compensation with enhancing stockholder value. For example, no performance-based equity awards were earned or vested for the three-year period ended December 31, 2021 for our executives and no Absolute TSR-based performance awards were earned or vested for the three-year periods ended December 31, 2022 and December 31, 2023, reflecting strong alignment of pay with performance.
●
Reward for short-term and long-term successes, particularly measured in terms of growth in FAD per share and Tenant Quality, Leverage, Absolute TSR and Relative TSR performance.
●
Encourage and facilitate our executive officers’ ability to achieve meaningful levels of ownership of our common stock.

how omega accomplishes its objectives
●
While we do not employ a formula, base salary generally comprises a relatively small portion of each NEO’s total target pay.
●
Annual cash bonus generally comprises a significant portion but less than a quarter of each NEO’s total target pay.
●
A majority of each NEO’s total target compensation is structured as performance-based using a combination of annual cash bonus and long-term incentive equity awards; a component of the annual cash bonus also includes subjective objectives specific to each NEO.
●
We do not target a specific percentile range within the Company’s peer group when determining an individual NEO’s pay; instead, the Compensation Committee uses the peer group median as the starting point and reviews market data from the peer group and internal pay equity as two of several reference points useful for determining compensation for each NEO.
●
We utilize a variety of objective performance goals that we consider key drivers of value creation to minimize the potential risk associated with over-weighting any particular performance measure. Goals have historically included FAD per share, Tenant Quality, Leverage, Absolute TSR and Relative TSR.
●
The ultimate value of performance-based long-term incentive equity awards is dependent on both the Company’s future Absolute TSR and Relative TSR as compared to a REIT index. We think using both performance measures, together with time-based equity awards, provides a balanced approach that does not motivate excessive risk taking.

Independent Compensation Consultant

The Committee has retained Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consulting firm to advise the Committee with respect to the compensation of our NEOs and the compensation of our directors. FPC has been engaged to provide the Committee with relevant data concerning the marketplace, benchmarking against our peer group and FPC’s own independent analysis and recommendations concerning executive compensation. At the direction of the Nominating and Corporate Governance Committee of the Board, the Company also engaged FPC to provide leadership consulting services in 2025 in connection with the Company’s succession planning efforts.

Peer Group Benchmarking

The Committee benchmarks NEO compensation in relation to a peer group of public equity REITs identified by FPC as being comparable to the Company based on one or more of the following factors:

●	similarity to Omega in terms of property focus;
●	net lease structure;
●	market capitalization; and
●	geographic business region.

The Committee endeavors to minimize changes to the peer group to maintain consistency of year-over-year comparisons. For 2025, the Committee revised the peer group composition from the prior year to remove Medical Properties Trust due to its business challenges and low level of shareholder support for its pay practices, as well as Physicians Realty Trust due to its acquisition by Healthpeak Properties in March 2024, and Spirit Realty Capital, due to its acquisition by Realty Income in January 2024. In addition, the Committee added to the peer group Agree Realty Corporation, Broadstone Net Lease and EPR Properties, which are net lease REITs and, in the case of Agree Realty Corporation and EPR Properties, approximate the Company’s size. The Committee otherwise adopted the peer group that had been in place in 2024.

The 2025 peer group is shown below.

			Market
	Exchange/		Capitalization
Peer	Symbol	Industry	($MM)
Welltower Inc.	NYSE:WELL	Health Care	$129,279
Ventas, Inc.	NYSE:VTR	Health Care	$36,750
W. P. Carey Inc.	NYSE:WPC	Diversified	$14,104
Omega Healthcare Investors, Inc.	NYSE:OHI	Health Care	$13,104
Gaming and Leisure Properties, Inc.	NYSE:GLPI	Casino	$12,649
Healthpeak Properties, Inc.	NYSE:DOC	Health Care	$11,176
Federal Realty Investment Trust	NYSE:FRT	Shopping Center	$8,696
Agree Realty Corporation	NYSE:ADC	Other Retail	$8,646
NNN REIT, Inc.	NYSE:NNN	Other Retail	$7,527
STAG Industrial, Inc.	NYSE:STAG	Industrial	$7,021
Healthcare Realty Trust Incorporated	NYSE:HR	Health Care	$5,960
Sabra Health Care REIT, Inc.	NASDAQ:SBRA	Health Care	$4,767
EPR Properties	NYSE:EPR	Diversified	$3,800
Broadstone Net Lease, Inc.	NYSE:BNL	Diversified	$3,325

Source: S&P Global as of December 31, 2025

OMEGA AS COMPARED TO 2025 PEER GROUP (as of December 31, 2025)

Compensation Setting Process

The Committee uses data and information provided by FPC, including comparisons of Omega’s executive compensation programs to those of Omega’s peer group, to assist the Committee in undertaking a comprehensive annual review to establish base salaries and the terms and conditions of annual cash bonus opportunities and long-term incentive awards of our executive officers. In addition, our Chief Executive Officer provides the Committee information regarding management’s performance as well as other factors the Chief Executive Officer believes should impact the compensation of our NEOs. The Committee also requests and receives recommendations from our Chief Executive Officer regarding the compensation for each of the NEOs and the business and performance targets for long-term incentive awards and annual cash bonuses for each NEO.

Market data provided by FPC is an important tool for analysis and decision-making. The Committee considers the recommendations of FPC and our Chief Executive Officer in applying its own independent judgment in determining the compensation of our NEOs. In reaching compensation decisions, the Committee also considers the decision-making responsibilities of each position and the experience, work performance, team building and talent development skills of each NEO, as well as the Company’s overall performance and the achievement of our strategic objectives and budgets during the prior year. The ultimate determination of the compensation that will be paid to our NEOs and the elements that comprise that compensation are made solely by the Committee.

Section 5 – Components of Our Executive Compensation Program

Our NEOs’ compensation currently has three primary components, which are discussed in more detail below:

●	annual base salary;
●	annual cash incentive awards; and
●	annual long-term equity incentive awards.

Variable pay constitutes the majority of our executives’ compensation, which allows the Committee to reward superior performance and penalize underperformance, while the long-term equity incentive portions of our compensation programs serve to align the interests of our NEOs with the interests of our stockholders.

Objectives and Important Features of Our Executive Compensation Program

Base Salary (Cash)	● Fixed level of cash compensation to attract and retain key executives in a competitive marketplace ● Preserves an executive’s commitment during downturns	● Determined based on evaluation of individual executives, compensation, internal pay equity and a comparison to the peer group

Annual Incentive (Cash)
●
Target cash incentive opportunity (set as a percentage of base salary) to encourage achievement of annual Company financial and operational goals
●
Assists in attracting, retaining and motivating executives in the near term

●
Majority (70% for 2025) of incentive opportunity based on objective performance measures, which includes FAD per share, Tenant Quality and Leverage
●
A portion (30% for 2025) of the payout is also based on performance against individual-specific subjective goals

Long-Term Incentive (EQUITY)
●
Focuses executives on achievement of long-term financial and strategic goals and Absolute TSR, thereby creating long-term stockholder value
●
Assists in maintaining a stable, continuous management team in a competitive market
●
Maintains stockholder management alignment
●
Easy to understand and track performance
●
Limits dilution to existing stockholders relative to utilizing stock options
RSUs & Profits Interest Units (Time-based)
●
40% of target annual long-term incentive awards in 2025
●
Provides upside incentive in up-market, with some down-market protection; supports retention
●
Three-year cliff vest (subject to certain exceptions)

PRSUs & Profits Interest Units (Performance-based)
●
60% of target annual long-term incentive award in 2025, requiring significant outperformance to achieve target
●
Three-year performance periods with the actual payout based on Absolute TSR and Relative TSR performance
●
Provides some upside in up-or down-market based on relative performance
●
Direct alignment with stockholders
●
Additional vesting once earned (25% per calendar quarter, subject to certain exceptions) for enhanced retention

Long-Term Equity Incentive Program

Total Shareholder Return and Relative Total Shareholder Return Drive Actual Realized Pay

Our Absolute TSR and Relative TSR drive a significant portion of what Omega’s NEOs actually earn over time while management’s performance against strategic, operational, capital allocation and management goals drives the Committee’s annual compensation decisions. The Committee believes that the long-term equity incentive program’s design reflects a high degree of rigor, aligns management’s focus on achieving the Company’s strategy with the Absolute TSR and Relative TSR expectations of our stockholders and provides executives with quantifiable incentives and an opportunity to acquire meaningful levels of ownership of our common stock. Based on advice from FPC, the Committee also believes that the long-term equity incentive program’s design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.

Importantly, in line with the rigor of our program and strong practice of aligning pay with performance, we did not adjust our long-term incentive plans, modify performance hurdles, substitute performance metrics or delay approval of goals due to impacts of the pandemic and post-pandemic challenges on our business, notwithstanding reduced earning of long-term incentive awards in recent years.

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Overview of Long-Term Equity Incentives

The Committee makes annual grants of equity awards to each NEO that are earned over a three-year period running from January 1 of the year of grant.

A percentage of each NEO’s annual grant is earned based on the Company’s performance over the three-year period (the “Performance-based Award”) (based on objective metrics), and a percentage is earned based on the officer’s continuing employment (subject to certain exceptions) over the three-year period (the “Time-based Award”). In 2025, the Performance-based Award was 60% (expressed as a dollar amount at the target performance level) of the equity award, and the Time-based Award was 40% of the equity award.

Long-term incentive compensation
performance-based EQUITY award (60%)	Time-Based EQUITY AWARD (40%)
(3-Year Performance Period) 3-year Relative TSR vs. FTSE Nareit Equity Health Care Index Absolute TSR	Cliff vests after three years

Of the Performance-based Awards granted in January 2025:

●
55% of the value (at the target level) is earned based on the Company’s Relative TSR over the three-year performance period (“Relative TSR-based Awards”) and
●
the other 45% of the value (at the target level) is earned based on the Company’s Absolute TSR over the three-year performance period (“Absolute TSR-based Awards”).

Form of Long-Term Equity Incentive Awards

Each of our NEOs is given the option to elect to receive Absolute TSR-based Awards and Relative TSR-based Awards in the form of PRSUs or “Profits Interest Units”, which are potentially convertible into our common stock, and the option to elect to receive the Time-based Awards in the form of RSUs or Profits Interest Units.

The Profits Interest Units have the substantially same value from an accounting perspective and have substantially similar terms and conditions as the PRSUs or RSUs that they replace. “Profits Interest Units” are limited partnership units structured as profits interests of Omega OP. Pursuant to Omega OP’s partnership agreement, Profits Interest Units are convertible into OP Units, at the election of the holder or Omega OP, on a one-to-one basis, subject to the satisfaction of certain tax-driven economic requirements, including conditions on minimum allocation to the capital accounts of the holders of Profits Interest Units for federal income tax purposes. Each OP Unit is redeemable at the election of the holder for cash equal to the then fair market value of one share of Omega common stock, subject to the Company’s right to apply an administrative charge of up to 1% of the cash amount otherwise payable upon a redemption, as well as the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, and further subject to adjustment as set forth in the partnership agreement. Profits Interest Units can provide tax advantages to the NEOs as compared to RSUs or PRSUs. Many REITs that have similar structures as Omega grant limited partnership interests in an operating partnership similar to the Profits Interest Units.

Additional details of the 2025 annual equity award grants for our NEOs are discussed under the heading “Our Compensation Decisions and Results for 2025 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2025.”

Year-over-Year Changes

The Committee annually reviews the structure of the Company’s long-term equity incentive program to ensure its competitiveness externally as well as effectiveness internally in supporting the Company’s compensation philosophy. The Committee receives input from FPC and also considers evolving best practices and stockholder feedback. As a result, despite the historically high level of stockholder support with the Company’s executive compensation program, the Committee has proactively made enhancements to the long-term incentive program, as outlined in the table below.

PROGRAM ENHANCEMENTS AND HIGHLIGHTS

PRIOR TO 2020
●
Increased the emphasis on Performance-based Awards by moving from a mix of 50% / 50% of Performance- and Time-based Awards, respectively, to a mix of 60% / 40% of Performance- and Time-based Awards, respectively
●
Increased the rigor of the Relative TSR comparison by adding an additional 50 bps of required performance at target
●
Based equity award values on grant date fair value in comparison to the peer group to align with SEC disclosure requirements rather than on the basis of projected estimated economic value
●
Changed Relative TSR comparator from MSCI U.S. REIT Index to the FTSE Nareit Equity Health Care Index to better compare our performance with that of our direct peers
●
Voluntarily adopted a clawback policy allowing the Company, in the event of a financial restatement, to recover certain incentive compensation paid to executive officers

2020 – 2024
●
Adopted a retirement policy providing for prorated retirement-based vesting of long-term equity incentive awards granted on or after January 1, 2020 for employees who have reached the age of 62 and provided at least ten years of service to the Company
●
Delayed vesting of equity awards upon certain termination events, allowing the Company to reduce the earned or vested amount of the award in the event of covenant breaches by the officers, including breach of non-competition, non-solicitation and intellectual property covenants
●
Used a wider range of payout levels for 2020 LTI awards than in prior years to better align payout with market practices and peer compensation plans, so that the aggregate long-term equity incentive opportunity would be 0.50x, 1.0x and 2.0x at threshold, target and high, respectively, as compared to 0.75x, 1.0x and 1.5x, respectively, for 2019 awards

●
In 2021, the Company did not increase salaries or bonus opportunities for four out of five NEOs, instead incorporating such increase into a 5-7% LTI increase for such NEOs; did not otherwise make any changes to compensation plans in response to the COVID-19 pandemic
●
No performance-based equity awards of NEOs vested in 2022 given Absolute and Relative TSR performance for the three-year period ended December 31, 2021, reflecting strong alignment between pay and performance
●
In 2023 and 2024, no Absolute TSR-based equity awards of NEOs vested given Absolute TSR performance for the three-year performance period while Relative TSR-based equity awards for the periods vested at the high level, reflecting strong alignment between pay and performance
●
Capped salary increases for NEOs to 2.6–4% notwithstanding inflation increases of 6–8% in the period; did not otherwise make any changes to compensation plans
●
In 2023, adopted revised clawback policy in compliance with SEC and NYSE requirements

2025 – 2026
●
Strong alignment of pay for performance given earning of three-year Relative TSR performance awards at the high and target levels in 2024 and 2025 due to Relative TSR performance in 2024 and 2025, respectively, and of three-year Absolute TSR earning at the high level in 2024 and 2025 due to Absolute TSR performance in 2024 and 2025, respectively.

Section 6 – Our Compensation Decisions and Results for 2025

2025 Annual Base Salaries

In 2024, the Committee established annual base salaries for the NEOs for 2025 to be generally in line with the approximate median for our peer group, based on analyses provided by FPC, with appropriate adjustments to preserve internal pay equity, and capped salary increases at approximately 4.0%, generally in line with increases in the consumer price index. The annual base salaries for our NEOs for 2025 are as follows:

Name	2025 Base Salary
C. Taylor Pickett	$967,000
Matthew P. Gourmand	$550,000
Vikas Gupta	$525,000
Daniel J. Booth (1)	$0
Robert O. Stephenson	$595,000
Gail D. Makode	$513,000

(1)	Mr. Booth’s employment terminated effective January 2, 2025.

2025 Annual Cash Incentive Opportunities

For 2025, the Committee retained the prior annual cash bonus opportunities as a percentage of annual base salary for each of our NEOs, which were as follows:

	Annual Incentive
	(% of Base Salary)
Name	Threshold	Target	High
C. Taylor Pickett	100%	125%	200%
Matthew P. Gourmand	50%	75%	125%
Vikas Gupta	50%	75%	125%
Daniel J. Booth(1)	—%	—%	—%
Robert O. Stephenson	50%	75%	125%
Gail D. Makode	50%	75%	125%

(1)	Mr. Booth’s employment terminated effective January 2, 2025.

2025 Annual Cash Incentive Performance Goals and results

					2025
PERFORMANCE GOAL #1:	Weighting	Threshold	Target	High	Results
FAD PER SHARE	30%	$2.78	$2.83	$2.88	$2.96

Why is this metric important?

FAD per share is important as it provides an enhanced measure of the operating performance of Omega’s core portfolio.

How is this metric calculated?

FAD is a non-GAAP financial measure and is calculated as Adjusted Funds from Operations (“FFO”) less non-cash interest expense and non-cash revenue, such as straight-line rent. Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items, where Nareit FFO is calculated in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. See “Use of Non-GAAP Financial Measures” in Appendix A.

Performance:

In 2025, Omega achieved $2.96 FAD per share, resulting in an achievement at the high hurdle level.

					2025
PERFORMANCE GOAL #2:	Weighting	Threshold	Target	High	Results
TENANT QUALITY	30%	97.00%	98.00%	99.00%	99.68%

Why is this metric important?

Tenant Quality is important as it helps to measure the financial strength of our tenants and the quality of our underwriting, and accordingly, the reliability of our projected income stream.

How is this metric calculated?

Tenant Quality is a non-GAAP measure calculated as the percentage of actual cash collected in relation to the Board approved 2025 budgeted operator contractual cash rent, mortgage interest and loan interest (on non-working capital loans over $10M), with adjustments made for asset sales and transitions. See “Use of Non-GAAP Financial Measures” in Appendix A.

Performance:

In 2025, Omega achieved 99.68% Tenant Quality, resulting in an achievement at the high hurdle level.

					2025
PERFORMANCE GOAL #3:	Weighting	Threshold	Target	High	Results
LEVERAGE	10%	4.0x	3.6x	3.2x	3.5x

Why is this metric important?

Leverage is important as it helps to measure our balance sheet and solvency risk and hence our ability to maintain our credit ratings and access the capital markets at favorable rates.

How is this metric calculated?

Leverage is a non-GAAP financial measure that refers to the ratio of fourth quarter net funded debt to adjusted fourth quarter annualized normalized EBITDA. See “Use of Non-GAAP Financial Measures” in Appendix A.

Performance:

In 2025, Omega achieved Leverage of 3.5x, resulting in an achievement between the target and high hurdle level.

PERFORMANCE GOAL #4:
COMMITTEE’S ASSESSMENT OF	Weighting
INDIVIDUAL PERFORMANCE	30%

Why is this metric important?

The assessment of individual performance allows the Committee to consider other financial and non-financial factors and to recognize and appropriately reward each officer’s particular contributions to the success of Omega.

Performance:

The percentages earned under the individual performance metric and material factors considered include the following:

C. Taylor Pickett — 87% of maximum

●	Advanced the succession planning effort
●	Expanded thought leadership and data analytics effort and staff and leadership development

Matthew Gourmand – 95% of maximum

●	Continued to advance corporate sustainability initiatives, including through data initiatives
●	Continued to evolve and diversify deal structures
●	Continued to develop operational exposure and knowledge

Vikas Gupta — 95% of maximum

●	Continued to advance corporate sustainability initiatives, including through capex initiatives, and ancillary investment program
●	Advanced operational enhancements and strategic initiatives to expand operator base
●	Further evolved monitoring of healthcare and reimbursement trends, including through AI initiatives

Robert O. Stephenson — 89% of maximum

●	Continued to invest effectively in staff development and training in the finance and IT functions
●	Supported organizational changes

Gail D. Makode — 89% of maximum

●	Continued to advance the Company’s HR program, and support organizational changes
●	Supported business changes, including evolving deal structures
●	Further evolved enterprise risk management program and systems operational enhancements

Mr. Booth’s employment terminated effective January 2, 2025, and he was accordingly not assessed for individual performance for 2025.

Accordingly, the Committee approved the following cash bonuses relating to 2025 performance:

FAD per share (30%)
	Threshold	Target	High	Actual
Executive	$2.78	$2.83	$2.88	$2.96
C. Taylor Pickett	$290,100	$362,625	$580,200	$580,200
Matthew P. Gourmand	$82,500	$123,750	$206,250	$206,250
Vikas Gupta	$78,750	$118,125	$196,875	$196,875
Daniel J. Booth (1)	$0	$0	$0	$0
Robert O. Stephenson	$89,250	$133,875	$223,125	$223,125
Gail D. Makode	$76,950	$115,425	$192,375	$192,375

Tenant Quality (30%)
	Threshold	Target	High	Actual
Executive	97.0%	98.0%	99.0%	99.7%
C. Taylor Pickett	$290,100	$362,625	$580,200	$580,200
Matthew P. Gourmand	$82,500	$123,750	$206,250	$206,250
Vikas Gupta	$78,750	$118,125	$196,875	$196,875
Daniel J. Booth(1)	$0	$0	$0	$0
Robert O. Stephenson	$89,250	$133,875	$223,125	$223,125
Gail D. Makode	$76,950	$115,425	$192,375	$192,375

Leverage (10%)
	Threshold	Target	High	Actual
Executive	4.0x	3.6x	3.2x	3.51x
C. Taylor Pickett	$96,700	$120,875	$193,400	$137,193
Matthew P. Gourmand	$27,500	$41,250	$68,750	$47,438
Vikas Gupta	$26,250	$39,375	$65,625	$45,281
Daniel J. Booth(1)	$0	$0	$0	$0
Robert O. Stephenson	$29,750	$44,625	$74,375	$51,319
Gail D. Makode	$25,650	$38,475	$64,125	$44,246

Subjective (30%)
Executive	Threshold	Target	High	Actual
C. Taylor Pickett	$290,100	$362,625	$580,200	$502,407
Matthew P. Gourmand	$82,500	$123,750	$206,250	$195,062
Vikas Gupta	$78,750	$118,125	$196,875	$185,969
Daniel J. Booth(1)	$0	$0	$0	$0
Robert O. Stephenson	$89,250	$133,875	$223,125	$199,431
Gail D. Makode	$76,950	$115,425	$192,375	$171,004

(1)	Mr. Booth’s employment terminated effective January 2, 2025, and he was accordingly not awarded an Annual Cash Bonus for 2025.

Long-Term Equity Incentives for Three-Year Period commencing January 1, 2025

As discussed under the heading “Components of Our Executive Compensation Program — Long-Term Equity Incentive Program — Overview of Long-Term Equity Incentives,” the Committee granted an annual equity award to each NEO for 2025 that is earned over a three-year period running from January 1, 2025. The grant is split based on the target value of the executive’s long-term incentive award opportunity, which is comprised 60% of the Performance-based Award and 40% of the Time-based Award. For awards granted in 2025, the Performance-based Awards are comprised 55% (based on target value) of Relative TSR-based Awards and 45% (based on target value) of Absolute TSR-based Awards. For the 2025 grants each NEO was permitted to elect to receive RSUs or Profits Interest Units for the Time-based Award (referred to collectively as “Time-based Units”) and PRSUs or Profits Interest Units for the Performance-based Award (referred to collectively as “Performance-based Units”).

In 2025, the Compensation Committee determined to grant the NEOs the number of Time-based Awards and Performance-based Awards as detailed below.

Name	Date of Grant	No. of Time-based Units	Value of Award(1)
C. Taylor Pickett	1/1/2025	59,928	$2,249,967
Matthew Gourmand	1/1/2025	20,645	$775,013
Vikas Gupta	1/1/2025	16,849	$632,511
Robert O. Stephenson	1/1/2025	23,641	$887,483
Gail D. Makode	1/1/2025	12,960	$486,518

Name	Date of Grant	Target No. of Relative TSR-Based Units	Target No. of Absolute TSR-Based Units	Value of Award(1)
C. Taylor Pickett	1/1/2025	81,303	96,992	$8,998,801
Matthew Gourmand	1/1/2025	28,007	33,413	$3,099,983
Vikas Gupta	1/1/2025	22,857	27,270	$2,529,977
Robert O. Stephenson	1/1/2025	32,074	38,263	$3,550,017
Gail D. Makode	1/1/2025	17,581	20,975	$1,945,981

(1)	Value of the award is based on the high value included in the Grants of Plan-Based Awards table in this Proxy Statement.

Time-Based Units

The Time-based Units award is subject to three-year cliff vesting running from January 1, 2025, and is subject to the NEO’s continued employment on the vesting date, except in the case of death, “disability,” termination by the Company without “cause,” resignation for “good reason” (as those terms are defined in the award agreement, each a “Qualifying Termination”) or Retirement. If the Qualifying Termination is not in connection with a “Change in Control” (as defined in the award agreement), the executive officer will vest at the end of the three-year period in one-third of the Time-based Units for each year or partial year of service performed during the three-year vesting period, subject to the executive officer’s continuing compliance with non-competition, non-solicitation and intellectual property covenants. If the Qualifying Termination or Retirement occurs after, or within 60 days before, a Change in Control, vesting will be accelerated 100%. If Retirement is not in connection with a Change in Control, and Retirement occurs on or after December 31 of the year of the grant, the executive officer will vest at the end of the three-year period in 100% of the Time-based Units, subject to the executive officer’s continuing compliance with non-competition, non-solicitation and intellectual property covenants. “Retirement” means voluntary resignation by the officer with at least six months prior notice after having reached at least age 62 and having performed at least 10 years of service. Dividend equivalents (or distributions, in the case of Profits Interest Units) accrue on the Time-based Units and are paid currently on unvested and vested Time-based Units. Vested Time-based Units that were issued in the form of RSUs are paid in Company common stock upon vesting. In the case of Profits Interest Units, the Profits Interest Units were already issued upon grant, so no issuance occurs upon vesting.

Relative TSR Units and Absolute TSR Units

These units are earned based on rigorous performance hurdles. For example, the Company must outperform the Index to achieve a target payout on the Relative TSR component and separately achieve a 10% compounded annual return on the Absolute TSR component, in each case over the three-year performance period beginning January 1, 2025, as shown in the table below:

60%	3-Year Performance-Vesting Award(1)	55% Relative TSR vs. FTSE Nareit Health Care Equity Index
		Payout Levels*	Hurdles
		Threshold (50%)	- 300 bps
		Target (100%)	+ 50 bps
		High (200%)	+ 300 bps
45% Absolute TSR
		Payout Levels*	Hurdles
		Threshold (50%)	8%
		Target (100%)	10%
		High (200%)	12%

40%	Time-Vesting Award	CLIFF VESTS AFTER THIRD YEAR FOLLOWING DATE OF GRANT

*	Payout levels include time-based grants
(1)	If earned, vest quarterly for one year after performance period

The grant date fair value of the Time-based Units is subtracted from the aggregate long-term equity incentive opportunity at each of the threshold, target and high levels to arrive at the performance-based long-term incentive opportunity, and 45% of the grant date fair value of the performance-based long-term incentive opportunity at each performance level is represented by Absolute TSR Units, with the other 55% being represented by Relative TSR Units. If achievement of the Relative TSR Units or the Absolute TSR Units falls below the threshold hurdles, no amount of the respective award will be earned; and if it falls between threshold and target or target and high achievement levels, the number of units of such award that is earned will be determined by an interpolation formula. The starting and ending stock prices used in the achievement calculations are the November and December average closing price per share of Company common stock before the beginning and at the end of the performance periods.

The number of units earned will be determined as of the last day of the performance period, with 25% of the earned units vesting on the last day of each calendar quarter in the year following the end of the three-year performance period, subject to the NEO’s continued employment on the vesting date except in the case of a Qualifying Termination, Retirement or a Change in Control. If the Qualifying Termination or Retirement is not in connection with a Change in Control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination or Retirement or will be 100% if the Qualifying Termination or Retirement occurs on or after the end of the three-year performance period, subject in either case to the officer’s continuing compliance with non-competition, non-solicitation and intellectual property covenants. If a Change in Control occurs, the performance period will end on the date of the Change in Control. If the NEO is employed on the date of the Change in Control or has a Qualifying Termination or Retirement within 60 days before the Change in Control, the units will be earned and vested on the date of the Change in Control only to the extent that the Absolute TSR and Relative TSR performance goals are satisfied as of the date of the Change in Control.

The earned and vested units that are granted in the form of PRSUs will be paid in Company common stock within ten days following vesting or on the date of a Change in Control, if earlier. In the case of Profits Interest Units, the units were already issued upon grant, so no issuance occurs upon vesting, but any unearned units are forfeited at the end of the performance period and any units that fail to vest are also forfeited.

Dividend equivalents accrue on PRSUs that are subsequently earned at the end of the performance period and are then paid currently, before vesting. In the case of Profits Interest Units, while the NEOs hold Profits Interest Units that are both unvested and unearned, they will receive distributions from Omega OP when a distribution is paid to holders of OP Units of an amount per Profits Interest Unit (the “Interim Distribution”), and a corresponding percentage allocation of net income and net loss under the partnership agreement of Omega OP, equal to (i) 10% of distributions and allocations in the ordinary course and (ii) 0% of distributions and allocations not in the ordinary course. Providing for initial minimal ordinary course distributions and allocations of 10% while the Profits Interest Units are unearned is an approach that has been used by other REITs to ensure that the units will satisfy the requirements under federal tax law to be treated as profits interests. After any Profits Interest Units become earned (but not necessarily vested), the NEO will receive a distribution from Omega OP (and a corresponding allocation of net income and net loss per earned Profits Interest Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid if the Profits Interest Unit had been an OP Unit on January 1 of the year of grant over (ii) the Interim Distribution per Profits Interest Unit. Thereafter, the NEO will receive distributions and allocations of net income and net loss pursuant to the partnership agreement of Omega OP.

Performance Results for Long-Term Equity Incentives as of December 31, 2025

Our Relative TSR and Absolute TSR for purposes of calculating long-term incentive performance are based on November and December average closing stock prices before the beginning and at the end of the three-year performance period. As a result, the numbers in the chart immediately above are different than shown in the 3-Year Total Return bar chart under “Absolute TSR Annualized Performance for the Multi-Year Periods ended December 31, 2025.”

Summary of Performance Results as of December 31, 2025 for Long-Term Equity Incentives

Our Relative TSR for the three-year performance period ended December 31, 2025 of approximately 62.9 basis points in excess of the Index slightly exceeded the target performance hurdle of 50 basis points, and our Absolute TSR for the three-year performance period ended December 31, 2025 of 23.4 % exceeded the high performance hurdle of 12%. Therefore, the Relative TSR-based equity incentives and the Absolute TSR-based equity incentives for the three-year performance period ended December 31, 2025 were earned at the target- and high-performance levels, respectively, reflecting strong alignment of pay and performance.

There can be no assurance that our Relative TSR for the three-year periods ending December 31, 2026 and 2027 will track at a similar level to 2025 for the full performance period. The required high level for the three-year performance periods ending in 2026 and 2027 is (i) +300 basis points in excess of the Index for the Relative TSR-based equity incentives and (ii) 12% for the Absolute TSR-based equity incentives.

Section 7 – Our Compensation Decisions for 2026

Consideration of Market Data

For 2026, the Committee revised the peer group composition from the prior year to remove Broadstone Net Lease, Inc. and Welltower, Inc. due to their lack of comparability in size and added Alexandria Real Estate Equities, Inc. and American Healthcare REIT, Inc. given their comparability in size, inclusion in the FTSE Nareit Equity Health Care Index, and in the case of American Healthcare REIT, Inc., its senior housing focus.

The Committee established annual base salaries for the NEOs for 2026 to be generally in line with the approximate median for our peer group, based on analyses provided by FPC, with appropriate adjustments to preserve internal pay equity and capped salary increases at 4.1%, generally in line with increases in the consumer price index.

2026 Annual Base Salaries

The Committee established the following annual base salaries for 2026 for each of our NEOs (excluding Mr. Booth, whose employment terminated effective January 2, 2025), with the increases for Messrs. Gourmand and Gupta reflecting their increased responsibilities through 2026:

Executive	2025 Base Salary	2026 Base Salary	Increase
C. Taylor Pickett	$967,000	$980,000	1.3%
Matthew P. Gourmand	$550,000	$800,000	45.5%
Vikas Gupta	$525,000	$600,000	14.3%
Robert O. Stephenson	$595,000	$615,000	3.4%
Gail D. Makode	$513,000	$530,000	3.3%

2026 Annual Cash Incentive Opportunities

For 2026, the Committee retained the 2025 annual cash bonus opportunities for our NEOs. The opportunities are as follows:

	Annual Incentive
	(% of Base Salary)
Executive	Threshold	Target	High
C. Taylor Pickett	100%	125%	200%
Matthew P. Gourmand	100%	125%	200%
Vikas Gupta	50%	75%	125%
Robert O. Stephenson	50%	75%	125%
Gail D. Makode	50%	75%	125%

For 2026, the Committee retained the 2025 annual cash bonus performance measures and weighting that it used to determine annual cash bonuses for 2025 performance and revised the subjective component of the cash bonus.

2025 and 2026 Annual Cash Incentive Performance Measure
% of Bonus Opportunity	Measure
10%	Leverage
30%	FAD per share
30%	Tenant quality
30%	Subjective

LONG-TERM EQUITY INCENTIVES FOR THREE-YEAR PERIOD COMMENCING JANUARY 1, 2026

The Committee approved grants to the NEOs of long-term incentive compensation awards effective January 1, 2026. For determining the amount of the 2026 grants, the Committee used an approach similar to that used for determining the amount of the 2025 grants, as discussed under the heading “Our Compensation Decisions for 2026 — Consideration of Market Data.” For the 2026 Absolute TSR-based grants, the Committee utilized the same performance goals that had been used for 2025. The material terms of the 2026 grants of long-term incentive awards are generally similar to the 2025 long-term incentive awards.

Section 8 – Other Matters

Clawback Policy

In 2019, our Board adopted a recoupment policy that allows the Company to recover incentive compensation paid to our executive officers in certain situations, and in 2023, adopted a revised recoupment policy consistent with SEC and NYSE requirements governing such policies. Under our policy, if we are required to restate financial results due to material noncompliance with financial reporting requirements, the Board will require the Company’s NEOs and Chief Accounting Officer, and may, in its discretion, require certain other senior officers, to repay certain erroneously awarded incentive compensation received in the three completed fiscal years prior to the year in which it was determined that a restatement was required. Incentive compensation would be deemed erroneously awarded and potentially subject to recovery to the extent that the compensation paid based on erroneous financial reporting measures exceeded what would have been paid based on the data used in the restated financial restatements. Any right of recovery under the policy is in addition to any other legal rights of recovery and remedies that the Company may have, including under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Retirement Policy

We maintain a retirement policy covering NEOs, which applies to officers who retire after having reached at least age 62 and performed at least 10 years of service. The policy provides for prorated vesting of performance-based long term incentive awards that are actually earned based on performance, full vesting of certain time-based long-term incentive awards and payment of any earned cash bonus if the employee retires after the end of the performance year but before the date of payment. These retirement benefits are subject to the employee’s compliance with any applicable non-competition and non-solicitation obligations and the intellectual property agreement to which the employee is subject, as well as being subject to the Company’s clawback policy discussed above.

Other Benefits

All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to make contributions with Company-matching contributions. We also provide competitive benefit packages to all full-time employees that include health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits.

The Company maintains a deferred stock plan that allows officers to elect to defer receipt of common stock otherwise issuable upon vesting of RSUs and PRSUs. The Company also maintains a non-qualified deferred cash compensation plan that allows officers to elect to defer receipt of all or a portion of annual cash bonuses or annual base salary. We maintain a recordkeeping account for each officer who elects to defer under the non-qualified deferred cash compensation plan that will be adjusted with the rate of return applicable to the plan investments. However, the non-qualified deferred cash compensation plan is unfunded, and the assets of the plan therefore constitute the general assets of the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction for compensation over $1 million to any of the NEOs. The Committee believes that it is not practicable to consider implementing a $1 million annual compensation limit per executive officer, given the Company’s business need to pay our officers competitive levels of compensation. Further, we believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Committee’s compensation policy and practices.

Risks Associated with Compensation

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume excessive risks.

The Committee considered various factors that have the effect of mitigating risk and, with assistance from FPC, reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking. The Committee concluded that the following risk oversight and compensation design features guard against excessive risk-taking:

●	The Company adheres to effective processes for developing strategic and annual operating plans and approval of portfolio and capital investments, including through an Investment Committee of the Board of Directors chaired by an independent director;
●	The Company has strong internal financial controls;
●	Base salaries are consistent with each NEO’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
●	The determination of incentive awards is based on a review of a variety of performance indicators as well as, in the case of the annual cash bonus, a meaningful subjective assessment of personal performance, thus diversifying the risk associated with any single indicator of performance;
●	The design of our long-term compensation program rewards NEOs for driving sustainable growth for stockholders over three-year performance periods;
●	The vesting periods for equity compensation awards encourage NEOs to focus on stock price appreciation and maintaining dividends; and
●	The mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage balanced strategies and actions that are in the Company’s long-term best interests.

Compensation Committee Report

The following is a report by the Compensation Committee regarding our executive officer compensation program.

The Compensation Committee has reviewed and discussed with management the disclosure set forth under the heading “Compensation Discussion and Analysis” above and, based on such review and discussion, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Committee of the Board of Directors Burke W. Whitman, Chair Dr. Lisa Egbuonu-Davis Barbara B. Hill

Executive Compensation Tables and Related Information

The following tables provide information relating to the compensation of our NEOs for the last three fiscal years. Our NEOs for 2025 are our Chief Executive Officer, our Chief Financial Officer and the four other most highly compensated current and former executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Salary		Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(I)	(J)
C. Taylor Pickett	2025	967,000	502,407	11,248,498	—	1,297,593	4,977	14,020,475
Chief Executive Officer	2024	930,000	498,000	10,815,000	—	1,302,000	6,267	13,551,267
	2023	895,000	428,441	9,972,490	—	846,559	6,283	12,148,773
Matthew P. Gourmand	2025	550,000	195,062	3,874,997		459,938	28,124	5,108,121
President	2024							—
	2023							—
Vikas Gupta	2025	525,000	185,969	3,162,489	—	439,031	27,124	4,339,613
Chief Investment Officer	2024							—
	2023							—
Daniel J. Booth (5)	2025	—	—	—	—	—	1,044,338	1,044,338
Former Chief Operating Officer	2024	602,000	—	4,687,000	—	—	29,017	5,318,017
	2023	579,000	181,541	4,505,981	—	318,486	27,983	5,612,964
Robert O. Stephenson	2025	595,000	199,431	4,437,500	—	497,569	28,124	5,757,624
Chief Financial Officer	2024	577,000	190,125	4,310,497	—	504,875	29,017	5,611,514
	2023	555,000	179,715	4,144,497	—	305,285	27,983	5,212,480
Gail D. Makode	2025	513,000	171,004	2,432,500	—	428,996	28,124	3,573,624
Chief Legal Officer	2024	493,000	163,625	2,340,500	—	431,375	27,867	3,456,367
	2023	474,000	154,271	2,140,999	—	260,729	22,500	3,052,499

(1)	Bonuses are reported for the year earned, whether or not paid before year end. Reflects the subjective component of annual cash bonus program payments. See “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2025 — 2025 Annual Cash Incentive Opportunities.”
(2)	Represents the fair value for accounting purposes as of the date of grant (excluding the effect of estimated forfeitures). In the case of PRSUs and performance-based Profits Interest Units, the fair value of as of the grant date is based on the probable outcome of the performance conditions determined as of the date of grant computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. However, while the fair value of the PRSUs and performance-based Profits Interest Units as of the grant date includes the value of the awards that could be earned at the high level of performance, performance-based awards are not earned and paid out at the high level unless the high level of performance is in fact achieved. Equity compensation awards are granted by the Compensation Committee to the NEOs under the Company’s equity compensation plan, and the amount of PRSU and performance-based Profits Interest Units awards are assessed by the Compensation Committee for comparability relative to the Company’s peer group of companies, based on the assumption that the awards are earned at the target level of performance. See Note 19 — “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a detailed description of the assumptions that were used in determining the dollar amounts recognized for financial statement reporting purposes of equity awards.
(3)	Bonuses are reported for the year earned, whether or not paid before year end. Represents the objective performance components (FAD per share, tenant quality and leverage), described for 2025 under “Compensation Discussion and Analysis — Compensation Decisions and Results for 2025 — 2025 Annual Cash Incentive Opportunities.”
(4)	“All Other Compensation” reflects 401(k) matching contributions and healthcare premiums and, with respect to Mr. Booth, whose employment terminated January 2, 2025, severance payments pursuant to his Employment Agreement and Transition Agreement.
(5)	Mr. Booth’s employment terminated effective January 2, 2025, and he was accordingly not awarded an Annual Cash Bonus for 2025.

Grants of Plan-Based Awards

The following table contains information relating to the plan-based award grants made in 2025 to our NEOs and is intended to supplement the 2025 Summary Compensation Table above.

									Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Fair Value
	Date of		Under Non-Equity Incentive			Under Equity Incentive			of Stock
	Compensation		Plan Awards			Plan Awards			and Option
Name	Committee	Grant	Threshold	Target	High	Threshold	Target	High	Awards
Grant Type	Action	Date	($)	($)	($)	(#)	(#)	(#)	($)(1)
C. Taylor Pickett:
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	676,900	846,125	1,353,800	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	2,249,697
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	12,534	81,303	246,322	4,949,355
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	15,357	96,992	282,696	4,049,446
Matthew P. Gourmand
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	192,500	288,750	481,250	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	775,013
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	4,318	28,007	84,854	1,704,974
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	5,291	33,413	97,387	1,395,009
Vikas Gupta
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	183,750	275,625	459,375	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	632,511
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	3,524	22,857	69,250	1,391,446
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	4,318	27,270	79,482	1,138,531
Daniel J. Booth(6):
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	—	—	—	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	—
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	—	—	—	—
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	—	—	—	—
Robert O. Stephenson:
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	208,250	312,375	520,625	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	887,483
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	4,945	32,074	97,173	1,952,505
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	6,058	38,263	111,524	1,597,512
Gail D. Makode:
Annual Cash Bonus
(Objective Metrics)(2)	12/18/2024	1/1/2025	179,550	269,325	448,875	—	—	—	—
Time-based Units(3)	12/18/2024	1/1/2025	—	—	—	—	—	—	486,518
Relative TSR-based Units(4)	12/18/2024	1/1/2025	—	—	—	2,710	17,581	53,266	1,070,275
Absolute TSR-based Units(5)	12/18/2024	1/1/2025	—	—	—	3,321	20,975	61,134	875,707

(1)	Represents the fair value for accounting purposes as of the applicable grant date, as further described in footnote 2 of the Summary Compensation Table. See the Stock Awards Vested for 2025 table below for information regarding amounts earned with respect to awards that vested in 2025.
(2)	Reflects the range of bonus payments that were possible as of the grant date under the objective metric components of Omega’s annual cash incentive program for 2025. Bonus payments earned and paid based on actual performance under the objective metric components for 2025 are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding annual bonus opportunities including the subjective component, see “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2025 — 2025 Annual Cash Incentive Opportunities.”
(3)	Represents either RSUs or Profits Interest Units based on the officer’s election, in either case vesting on December 31, 2027 subject to continued employment on the vesting date except in the case of a Qualifying Termination not in connection with a change in control, in which case one-third of the units vest for each year or partial year worked in the three-year period (subject to the officer’s compliance with certain restrictive covenants), or Qualifying Termination in connection with a change in control, in which case the units fully vest. Dividend equivalents accrue on the RSUs, and distributions accrue on the Profits Interest Units and will be paid currently on unvested and vested units. See “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2025 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2025.”
(4)	Represents either PRSUs or Profits Interest Units based on the officer’s election. Reflects the range of value that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of units that will be earned depends on the level of Relative TSR over the three-year performance period ending December 31, 2027 (unless a change in control occurs before that date). Vesting occurs in four equal quarterly installments in 2028, subject to continued employment on the vesting date, except in the case of a Qualifying Termination or Retirement (subject to the officer’s compliance with certain restrictive covenants) or a change in control. If the Qualifying Termination, Retirement or change in control occurs during 2028, the previously earned units immediately vest. If the Qualifying Termination or Retirement occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination or Retirement. If the change in control occurs during the performance period, the performance period will end on the date of the change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination or Retirement within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control. Dividend equivalents accrue on PRSUs that subsequently are earned. Accrued dividend equivalents are only payable if and to the extent the PRSUs are earned. Each unvested and unearned Profits Interest Unit entitles the holder to receive distributions equal to (i) 10% of the regular periodic distributions per OP Unit paid by Omega OP to OP Unit holders and a corresponding percentage allocation of Net Income and Net Loss attributable to the regular periodic distributions per OP Unit and (ii) 0% of the special distributions and other distributions not made in the ordinary course per OP Unit paid by

Omega OP to OP Unit holders and a corresponding 0% allocation of Net Income and Net Loss attributable to the special distributions and other distributions per OP Unit not made in the ordinary course. Each earned Profits Interest Unit entitles the holder to receive a distribution (and a corresponding allocation of Net Income and Net Loss per earned Profits Interest Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid per Profits Interest Unit if the Profits Interest Unit had been an OP Unit on January 1, 2025 over (ii) the Interim Distribution per Profits Interest Unit. In addition, each earned Profits Interest Unit entitles the holder to receive distributions and allocations of Net Income and Net Loss that accrues following the date that the Profits Interest Units become an earned Profits Interest Unit pursuant to the partnership agreement of Omega OP determined without regard to the adjustments described above. See “Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2025.”
(5)	Represents either PRSUs or Profits Interest Units based on the officer’s election. Reflects the range of value that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of units that will be earned depends on the level of Absolute TSR over the three-year performance period ending December 31, 2027 (unless a change in control occurs before that date). See Footnote 4 above for a description of other terms.
(6)	Mr. Booth’s employment terminated effective January 2, 2025, and he was paid cash severance amounts pursuant to his Employment Agreement (and subject to the terms thereof). In addition, he is eligible to vest in his outstanding equity awards on a prorated basis through January 1, 2026, pursuant and subject to the terms of such awards, his Transition Agreement and Release and his Employment Agreement.

[Balance of Page Intentionally Blank]

Outstanding Equity Awards at Fiscal Year End

The following sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2025. Since the information is set forth as of December 31, 2025, it does not include equity awards that vested or forfeited as of December 31, 2025 or awards granted in 2026. There are no options outstanding.

				Equity
				Incentive	Equity Incentive
		Number of	Market Value	Plan Awards:	Plan Awards:
		Units of	of Units	Number of	Market or Payout
		Stock That	of Stock	Unearned	Value of Unearned
		Have Not	That Have	Units That	Units That
		Vested	Not Vested	Have Not Vested	Have Not Vested
Name		(#)	($)(1)	(#)	($)(1)
C. Taylor Pickett	2023-2025 Absolute TSR-based Units(2)	276,902	14,281,498	—	—
	2023-2025 Relative TSR-based Units(3)	104,708	5,400,420	—	—
	2024-2026 Time-based Units(4)	71,105	3,152,796	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	320,958	15,779,579
	2024-2026 Relative TSR-based Units(6)	—	—	329,804	16,214,484
	2025-2027 Time-based Units(7)	59,928	2,657,208	—	—
	2025-2027 Absolute TSR-based Units(8)	—	—	282,696	13,216,603
	2025-2027 Relative TSR-based Units(9)	—	—	246,322	11,516,046
Matthew P. Gourmand	2023-2025 Absolute TSR-based Units(2)	59,449	3,066,142	—	—
	2023-2025 Relative TSR-based Units(3)	22,480	1,159,428	—	—
	2024-2026 Time-based Units(4)	15,388	682,304	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	69,459	3,414,882
	2024-2026 Relative TSR-based Units(6)	—	—	71,374	3,509,031
	2025-2027 Time-based Units(7)	20,645	915,399
	2025-2027 Absolute TSR-based Units(8)	—	—	97,387	4,553,037
	2025-2027 Relative TSR-based Units(9)	—	—	84,854	3,967,094
Vikas Gupta	2023-2025 Absolute TSR-based Units(2)	59,449	3,066,142	—	—
	2023-2025 Relative TSR-based Units(3)	22,480	1,159,428	—	—
	2024-2026 Time-based Units(4)	15,388	682,304	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	69,459	3,414,882
	2024-2026 Relative TSR-based Units(6)	—	—	71,374	3,509,031
	2025-2027 Time-based Units(7)	16,849	747,085
	2025-2027 Absolute TSR-based Units(8)	—	—	79,482	3,715,942
	2025-2027 Relative TSR-based Units(9)	—	—	69,250	3,237,576
Daniel J. Booth(10)	2023-2025 Absolute TSR-based Units(2)	125,117	6,453,034	—	—
	2023-2025 Relative TSR-based Units(3)	47,310	2,440,061	—	—
	2024-2026 Time-based Units(4)	30,815	1,366,337	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	92,985	4,571,534
	2024-2026 Relative TSR-based Units(6)	—	—	95,548	4,697,541
	2025-2027 Time-based Units(7)	—	—	—	—
	2025-2027 Absolute TSR-based Units(8)	—	—	—	—
	2025-2027 Relative TSR-based Units(9)	—	—	—	—
Robert O. Stephenson	2023-2025 Absolute TSR-based Units(2)	115,078	5,935,263	—	—
	2023-2025 Relative TSR-based Units(3)	43,516	2,244,381	—	—
	2024-2026 Time-based Units(4)	28,340	1,256,596	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	127,922	6,289,157
	2024-2026 Relative TSR-based Units(6)	—	—	131,450	6,462,608
	2025-2027 Time-based Units(7)	23,641	1,048,242	—	—
	2025-2027 Absolute TSR-based Units(8)	—	—	111,524	5,213,970
	2025-2027 Relative TSR-based Units(9)	—	—	97,173	4,543,032
Gail D. Makode	2023-2025 Absolute TSR-based Units(2)	59,449	3,066,142	—	—
	2023-2025 Relative TSR-based Units(3)	22,480	1,159,428	—	—
	2024-2026 Time-based Units(4)	15,388	682,304	—	—
	2024-2026 Absolute TSR-based Units(5)	—	—	69,459	3,414,882
	2024-2026 Relative TSR-based Units(6)	—	—	71,374	3,509,031
	2025-2027 Time-based Units(7)	12,960	574,646	—	—
	2025-2027 Absolute TSR-based Units(8)	—	—	61,134	2,858,137
	2025-2027 Relative TSR-based Units(9)	—	—	53,266	2,490,292

(1)	Based on the closing price of our common stock as of December 31, 2025 of $44.34 per share.
(2)	Represents Profits Interest Units earned (but not vested at December 31, 2025) based on the Absolute TSR performance for the three-year performance period ended December 31, 2025. The number of Profits Interest Units earned for the performance period is based on the level of Absolute TSR achieved over the applicable performance period. The earned Profits Interest Units vest quarterly in 2026, subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control, in which case the units will vest.
(3)	Represents Profits Interest Units earned (but not vested at December 31, 2025) based on the Relative TSR performance for the three-year performance period ended December 31, 2025. The number of Profits Interest Units earned for the performance period is based on the level of Relative TSR achieved over the applicable performance period. The earned Profits Interest Units vest quarterly in 2026, subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control, in which case the units will vest.
(4)	Represents either RSUs or Profits Interest Units, based on the officer’s election, granted as of January 2024. Each Time-based Award vests on December 31, 2026, and will be subject to the executive officer’s continued employment on the vesting date, except in the case of Retirement or a Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants). Dividend equivalents or distributions accrue on the Time-based Awards and will be paid currently on unvested and vested units.
(5)	Represents either PRSUs or Profits Interest Units, based on the officer’s election, for the three-year performance period ending December 31, 2026. These awards are shown at the high-performance level in the table above and were tracking at the high-performance level as of December 31, 2025. The number of units that will be earned for the performance period will depend on the level of Absolute TSR achieved over the applicable performance period. The earned units vest quarterly in 2027, subject to the executive officer’s continued employment on the vesting date, except in the case of Retirement or a Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control. If the Retirement or Qualifying Termination or change in control occurs during 2027, the previously earned units vest. If the Retirement or Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Retirement or a Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has Retirement or a Qualifying Termination within 60 days before the change in control, depending on the level of Absolute TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.
(6)	Represents either PRSUs or Profits Interest Units, based on the officer’s election, for the three-year performance period ending December 31, 2026. These awards are shown at the threshold-performance level in the table above and were tracking at the high-performance level as of December 31, 2025. The number of units that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned units vest in four quarterly installments in 2027, subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control. If the Retirement or Qualifying Termination or change in control occurs during 2027, the previously earned units vest. If the Retirement or Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Retirement or Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has a Retirement or Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.
(7)	Represents either RSUs or Profits Interest Units, based on the officer’s election, granted as of January 2025. Each Time-based Award vests on December 31, 2027, and will be subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants). Dividend equivalents or distributions accrue on the Time-based Awards and will be paid currently on unvested and vested units.
(8)	Represents either PRSUs or Profits Interest Units, based on the officer’s election, for the three-year performance period ending December 31, 2027. These awards are shown at the high-performance level in the table above but were tracking between the target- and high-performance levels as of December 31, 2025. The number of units that will be earned for the performance period will depend on the level of Absolute TSR achieved over the applicable performance period. The earned units vest quarterly in 2028, subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control. If the Retirement, Qualifying Termination or change in control occurs during 2028, the previously earned units vest. If the Retirement or Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Retirement or Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has a Retirement or Qualifying Termination within 60 days before the change in control, depending on the level of Absolute TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.
(9)	Represents either PRSUs or Profits Interest Units, based on the officer’s election, for the three-year performance period ending December 31, 2027. These awards are shown at the high-performance level in the table above and were tracking at below the threshold-performance level as of December 31, 2025. The number of units that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned units vest in four quarterly installments in 2028, subject to the executive officer’s continued employment on the vesting date, except in the case of a Retirement or Qualifying Termination (subject to the officer’s compliance with certain restrictive covenants) or a change in control. If the Retirement, Qualifying Termination or change in control occurs during 2028, the previously earned units vest. If the Retirement or Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Retirement or Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has a Retirement or Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.
(10)	Mr. Booth’s employment terminated effective January 2, 2025, and he is eligible to vest in his outstanding equity awards on a prorated basis through January 1, 2026, pursuant and subject to the terms of such awards, his Transition Agreement and Release and his Employment Agreement.

Stock Awards Vested for 2025

The following table sets forth information regarding the vesting of stock awards for our NEOs in 2025. The awards that vested in 2025 consist of Time-based RSUs that vested on December 31, 2025 and Relative TSR-based Units and Absolute TSR-based Units for the 2022–2024 performance period that vested quarterly during 2025.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)(1)	($)(2)
C. Taylor Pickett	564,096	23,034,092
Matthew P. Gourmand	110,085	4,500,802
Vikas Gupta	110,085	4,500,802
Daniel J. Booth(3)	260,733	10,643,684
Robert O. Stephenson	239,410	9,773,432
Gail D. Makode	110,085	4,500,802

(1)	Includes awards vested in 2025, whether or not the underlying shares were issued before year end.
(2)	The value realized was based on the closing price of our stock as of the date the applicable award vested. For Profits Interest Units, reflects the value of an equal number of shares of common stock.
(3)	Mr. Booth’s employment terminated effective January 2, 2025.

Nonqualified Deferred Compensation

Our Deferred Stock Plan enables our directors and executive officers to defer receipt of our common stock issuable upon the vesting of equity awards, subject to the terms of the plan and agreements approved by the Compensation Committee for such purpose. This plan is intended to permit our directors and officers to delay the timing of taxation of equity awards that they have earned to satisfy their tax planning goals and thereby assist in the retention of directors and officers. If a participant makes a deferral election, the deferred shares will not be issued when vested but rather at a later date or event specified in the deferral agreement.

Unless otherwise determined by the Compensation Committee, all common stock that is deferred will accrue dividend equivalents. Under the terms of the Deferred Stock Plan, the Compensation Committee may provide in the applicable agreement that dividend equivalents will be deferred along with the common stock or may give the participant the right to elect to receive the dividend equivalents currently or defer them. If a participant makes a deferral election, the dividend equivalents will be deferred until the date or event specified in the participant’s agreement. Under the existing deferral agreements, the Committee has provided that a participant may elect when making a deferral election (a) to convert dividend equivalents into the right to receive additional shares of common stock based on the trading price of common stock on the date that dividends are paid and have the additional shares issued when the deferred stock is issued, (b) to accrue interest on a quarterly basis on dividend equivalents at the Company’s average borrowing rate for the previous quarter and have the interest paid in cash when the deferred common stock is issued or (c) to have dividend equivalents paid in cash currently when they are earned.

The Company also maintains a non-qualified deferred cash compensation plan that allows officers to elect to defer receipt of all or a portion of annual cash bonuses or annual base salary. We maintain a recordkeeping account for each officer who elects to defer under the plan that will be adjusted with the rate of return applicable to the plan investments chosen by the officer from among the choices available under the plan. However, the plan is unfunded, and the assets of the plan therefore constitute the general assets of the Company. This plan is intended to permit our directors and officers to delay the timing of cash compensation that they have earned to satisfy their tax planning goals and thereby assist in the retention of directors and officers. If a participant makes a deferral election, the deferred cash (as adjusted for earning or losses on the plan investment funds chosen by the officer) will be paid upon a later date or event chosen by the officer and specified in the deferral agreement.

Nonqualified Deferred Compensation Activity 2025

The following table shows nonqualified deferred compensation activity for our NEOs in 2025.

Aggregate
	Executive		Company	Earnings		Aggregate
	Contributions		Contribution	(Loss)	Aggregate	Balance
	in Last		in Last	in Last	Withdrawal/	at Last
	Fiscal Year		Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($)		($)	($)(1)	($)(2)	($)(3)
C. Taylor Pickett	2,747,660	(4)	—	3,363,639	(1,542,445)	44,799,681
Matthew P. Gourmand	—		—	153	(11,927)	—
Vikas Gupta	—		—	—	—	—
Daniel J. Booth(5)	—		—	—	—	—
Robert O. Stephenson	875,500	(6)	—	131,892	—	2,292,085
Gail D. Makode	—		—	—	—	—

(1)	For the Deferred Stock Plan, reflects the change in value of deferred stock units, plus dividend equivalents, during the last fiscal year. For the Deferred Cash Plan, reflects change in notional value of the participant-selected investments. Aggregate earnings (loss) on deferred compensation are not included in the Summary Compensation Table.
(2)	For the Deferred Stock Plan, represents dividend equivalents distributed during the last fiscal year.
(3)	The Deferred Stock Plan balance is vested and is based on the closing price of Omega common stock as of December 31, 2025. The Deferred Cash Plan balance represents the vested balance of the officer’s participant account. Mr. Pickett has deferred an aggregate of 575,539 shares under the Deferred Stock Plan.
(4)	Reflects deferred cash compensation. The deferred cash compensation is included in the 2025 compensation reported in the Summary Compensation Table above.
(5)	Mr. Booth’s employment terminated effective January 2, 2025.
(6)	Reflects deferred cash compensation included in the 2025 compensation reported in the Summary Compensation Table above.

Employment Agreements

We entered into employment agreements with each of our executive officers that, as amended, expire December 31, 2028. Omega’s general practice is to amend the employment agreements with its executive officers each year to extend their respective terms by one year.

Each employment agreement specifies the executive officer’s title and current base salary, which may not be decreased during the term of the employment agreement. For a discussion of current base salaries, see “2026 Annual Base Salaries.” Each employment agreement provides that the executive officer will be eligible to earn an annual bonus of specified percentages of annual base salary for threshold, target and high performance, respectively. For a discussion of actual bonus arrangements for 2025 and 2026, see “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2025” and “Compensation Discussion and Analysis – Our Compensation Decisions for 2026.”

If during the term of the employment agreement we terminate the executive officer’s employment without “cause” or if such executive officer resigns for “good reason,” we will pay such executive officer (a) severance equal to a specified multiple of the sum of his or her then current annual base salary plus such executive officer’s average annual bonus over the last three completed fiscal years and (b) 100% of the applicable monthly COBRA premium under the Company’s group health plan for the coverage elected by the executive and his or her spouse and eligible dependents, for the lesser of 18 months or until such coverage terminates. The multiples used to calculate the severance amount are as follows:

Name	Multiple
C Taylor Pickett	3 times
Matthew Gourmand	3 times
Vikas Gupta	2 times
Robert O. Stephenson	2 times
Gail D. Makode	2 times

The severance amount will be paid in installments over a severance period that is a specified number of months that is 12 times the specified multiple above following his or her termination. If any payments would be subject to the excise tax associated with parachute payments in connection with a change in control, the severance payments (and any other payments or benefits) under any other agreements will be reduced to the maximum amount that can be paid without incurring an excise tax, but only if that would result in the executive officer retaining a larger after-tax amount.

“Cause” is defined in the employment agreements to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, fraud or dishonesty against us. “Good reason” is defined in the employment agreements to include events such as a material breach of the employment agreement or our relocation of the executive officer’s place of employment without such executive officer’s consent. The executive officer is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

During the period of employment and for a specified period equivalent to the severance period thereafter (regardless of whether severance is payable), the executive officer is obligated not to provide managerial services or management consulting services to a “competing business” within the states and countries in which the Company does business. Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or residential healthcare-related real estate or that engages in the operation of such facilities. In addition, during the period of employment and for a specified period equivalent to the severance period thereafter, the executive officer agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. However, if the executive officer remains employed by us through the date the term of the employment agreement expires, the noncompetition and non-solicitation provisions also expire on that date.

Potential Payments Upon Termination or Change in Control

The table below illustrates the incremental or accelerated compensation that would have been payable in the event of the events identified below, as if they had occurred at December 31, 2025. For equity awards, the amounts in the table below reflect the fair market value of the equity, and dividend equivalents in the case of PRSUs and distributions in the case of performance-based Profits Interest Units, that would be issuable as a result of the acceleration of the vesting of equity awards in connection with the events identified, based on the $44.34 per share closing price of Omega common stock at December 31, 2025.

The occurrence of a change of control does not increase severance benefits or bonus payments that would otherwise be payable. However, for Time-based Units, vesting is accelerated 100% upon a Qualifying Termination or Retirement that occurs after, or within 60 days before, a change in control. In addition, for Performance- based Units, vesting is accelerated upon a change in control but only as to those units actually earned based on performance through the date of the change in control. For a description of the vesting of Time-based Units and Performance-based Units, see “Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Long-Term Equity Incentive Program.”

The term “Qualifying Termination” refers to death, “disability”, termination without “cause” or resignation for “good reason.” For a description of circumstances constituting “cause” and “good reason” and related information, see the discussion under the heading “Employment Agreements.” See “Compensation Discussion and Analysis — Other Matters — Retirement Policy” for a discussion of the Company’s retirement policy for NEOs. Of our NEOs, only Mr. Pickett would have been eligible for retirement benefits under such policy at December 31, 2025.

[Balance of Page Intentionally Blank]

Potential Payments: Triggering Event as of December 31, 2025

					Involuntary
					Without
	Involuntary				Cause or
	Without				Voluntary for
	Cause or			Change in	Good Reason
	Voluntary			Control	Upon a
	for Good			Without	Change in
	Reason	Death	Disability	Termination	Control	Retirement
Name	($)	($)	($)	($)	($)	($)
C. Taylor Pickett:
Severance	7,776,000	—	—	—	7,776,000	—
Bonus	—	1,800,000	—	—	—	1,800,000
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	5,400,420	5,400,420	5,400,420	5,400,420	5,400,420	5,400,420
2023-2025 Absolute TSR-based Units(1)	14,281,498	14,281,498	14,281,498	14,281,498	14,281,498	14,281,498
2024 Time-Based Units(2)	2,101,864	2,101,864	2,101,864	—	3,152,796	3,152,796
2024-2026 Relative TSR-based Units(3)	10,809,656	10,809,656	10,809,656	16,214,484	16,214,484	10,809,656
2024-2026 Absolute TSR-based Units(3)	10,519,719	10,519,719	10,519,719	15,779,579	15,779,579	10,519,719
2025 Time-Based Units(2)	885,736	885,736	885,736	—	2,657,208	2,657,208
2025-2027 Relative TSR-based Units(4)	3,838,682	3,838,682	3,838,682	11,516,046	11,516,046	3,838,682
2025-2027 Absolute TSR-based Units(4)	4,405,534	4,405,534	4,405,534	13,216,603	13,216,603	4,405,534
COBRA Premium(5)	47,800	—	—	—	47,800	—
Total Value:	60,066,909	54,043,109	52,243,109	76,408,629	90,042,433	56,865,512

Matthew P. Gourmand
Severance	2,040,000	—	—	—	2,040,000	—
Bonus	—	655,000	—	—	—	655,000
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428
2023-2025 Absolute TSR-based Units(1)	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142
2024 Time-Based Units(2)	454,869	454,869	454,869		682,304	682,304
2024-2026 Relative TSR-based Units(3)	2,339,354	2,339,354	2,339,354	3,509,031	3,509,031	2,339,354
2024-2026 Absolute TSR-based Units(3)	2,276,588	2,276,588	2,276,588	3,414,882	3,414,882	2,276,588
2025 Time-Based Units(2)	305,133	305,133	305,133		915,399	915,399
2025-2027 Relative TSR-based Units(4)	1,322,365	1,322,365	1,322,365	3,967,094	3,967,094	1,322,365
2025-2027 Absolute TSR-based Units(4)	1,517,679	1,517,679	1,517,679	4,553,037	4,553,037	1,517,679
COBRA Premium(5)	47,800	—	—	—	47,800	—
Total Value:	14,529,358	13,096,558	12,441,558	19,669,614	23,355,117	13,934,259

Vikas Gupta
Severance	1,970,000	—	—	—	1,970,000	—
Bonus	—	625,000	—	—	—	625,000
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428
2023-2025 Absolute TSR-based Units(1)	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142
2024 Time-Based Units(2)	454,869	454,869	454,869		682,304	682,304
2024-2026 Relative TSR-based Units(3)	2,339,354	2,339,354	2,339,354	3,509,031	3,509,031	2,339,354
2024-2026 Absolute TSR-based Units(3)	2,276,588	2,276,588	2,276,588	3,414,882	3,414,882	2,276,588
2025 Time-Based Units(2)	249,028	249,028	249,028		747,085	747,085
2025-2027 Relative TSR-based Units(4)	1,079,192	1,079,192	1,079,192	3,237,576	3,237,576	1,079,192
2025-2027 Absolute TSR-based Units(4)	1,238,647	1,238,647	1,238,647	3,715,942	3,715,942	1,238,647
COBRA Premium(5)	47,800	—	—	—	47,800	—
Total Value:	13,881,049	12,488,249	11,863,249	18,103,001	21,550,189	13,213,740

Daniel J. Booth(6):
Severance	2,039,713	—	—	—	—	—
Bonus	—	—	—	—	—	—
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	2,440,061	—	—	—	—	—
2023-2025 Absolute TSR-based Units(1)	6,453,034	—	—	—	—	—
2024 Time-Based Units(2)	1,366,337	—	—	—	—	—
2024-2026 Relative TSR-based Units(3)	4,697,541	—	—	—	—	—
2024-2026 Absolute TSR-based Units(3)	4,571,534	—	—	—	—	—
2025 Time-Based Units(2)	—	—	—	—	—	—
2025-2027 Relative TSR-based Units(4)	—	—	—	—	—	—
2025-2027 Absolute TSR-based Units(4)	—	—	—	—	—	—
COBRA Premium(5)	47,902	—	—	—	—	—
Total Value:	21,616,122	—	—	—	—	—

Robert O. Stephenson:
Severance	2,441,333	—	—	—	2,441,333	—
Bonus	—	697,000	—	—	—	697,000
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	2,244,381	2,244,381	2,244,381	2,244,381	2,244,381	2,244,381

					Involuntary
					Without
	Involuntary				Cause or
	Without				Voluntary for
	Cause or			Change in	Good Reason
	Voluntary			Control	Upon a
	for Good			Without	Change in
	Reason	Death	Disability	Termination	Control	Retirement
Name	($)	($)	($)	($)	($)	($)

2023-2025 Absolute TSR-based Units(1)	5,935,263	5,935,263	5,935,263	5,935,263	5,935,263	5,935,263
2024 Time-Based Units(2)	837,731	837,731	837,731		1,256,596	1,256,596
2024-2026 Relative TSR-based Units(3)	4,308,405	4,308,405	4,308,405	6,462,608	6,462,608	4,308,405
2024-2026 Absolute TSR-based Units(3)	4,192,771	4,192,771	4,192,771	6,289,157	6,289,157	4,192,771
2025 Time-Based Units(2)	349,414	349,414	349,414		1,048,242	1,048,242
2025-2027 Relative TSR-based Units(4)	1,514,344	1,514,344	1,514,344	4,543,032	4,543,032	1,514,344
2025-2027 Absolute TSR-based Units(4)	1,737,990	1,737,990	1,737,990	5,213,970	5,213,970	1,737,990
COBRA Premium(5)	47,800	—	—	—	47,800	—
Total Value:	23,609,432	21,817,299	21,120,299	30,688,411	35,482,382	22,934,992

Gail D. Makode:
Severance	1,574,500	—	—	—	1,574,500	—
Bonus	—	600,000	—	—	—	600,000
Accelerated Vesting of Equity Awards:
2023-2025 Relative TSR-based Units(1)	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428	1,159,428
2023-2025 Absolute TSR-based Units(1)	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142	3,066,142
2024 Time-Based Units(2)	454,869	454,869	454,869		682,304	682,304
2024-2026 Relative TSR-based Units(3)	2,339,354	2,339,354	2,339,354	3,509,031	3,509,031	2,339,354
2024-2026 Absolute TSR-based Units(3)	2,276,588	2,276,588	2,276,588	3,414,882	3,414,882	2,276,588
2025 Time-Based Units(2)	191,549	191,549	191,549		574,646	574,646
2025-2027 Relative TSR-based Units(4)	830,097	830,097	830,097	2,490,292	2,490,292	830,097
2025-2027 Absolute TSR-based Units(4)	952,712	952,712	952,712	2,858,137	2,858,137	952,712
COBRA Premium(5)	47,800	—	—	—	47,800	—
Total Value:	12,893,039	11,870,739	11,270,739	16,497,912	19,377,162	12,481,271

(1)	If a Qualifying Termination or Retirement occurred at December 31, 2025 and a change in control has not previously occurred, Performance-based Units that were actually earned based on performance determined as of the end of the full performance period would vest.
(2)	If a Qualifying Termination occurred at December 31, 2025 and that was more than 60 days before a change in control, two-thirds of the annual Time-based Units granted in 2024 and one-third of the annual Time-based Units granted in 2025 (subject to the officer’s compliance with certain restrictive covenants) would vest. If the Qualifying Termination occurred at December 31, 2025 and a change in control had previously occurred, or a change in control occurred within 60 days after the Qualifying Termination, the executive officer would be entitled to full vesting. In addition, if Retirement occurred at December 31, 2025, the executive officer would be entitled to full vesting.
(3)	In the event of a Qualifying Termination or Retirement that occurs during the performance period and is not in connection with a change in control, Performance-based Units that are actually earned based on performance determined as of the end of the full performance period would vest pro rata based on days elapsed through the date of termination or Retirement (subject to the officer’s compliance with certain restrictive covenants). Although performance is not determinable until the end of the performance period in the case of a Qualifying Termination or Retirement that is not in connection with a change in control, for purposes of this table it is assumed in such case that performance for the full period would be the same as actual performance through the end of the last fiscal year. If a change in control occurs during the performance period, the performance period ends on the date of the change in control. If the executive officer is employed on the date of the change in control or had a Qualifying Termination or Retirement within 60 days before the date of the change in control, the PRSUs and Profits Interest Units granted as of January 2024 would vest based on actual performance through the date of the change in control.
(4)	In the event of a Qualifying Termination or Retirement that occurs during the performance period and is not in connection with a change in control, Performance-based Units that are actually earned based on performance determined as of the end of the full performance period would vest pro rata based on days elapsed through the date of termination or Retirement (subject to the officer’s compliance with certain restrictive covenants). Although performance is not determinable until the end of the performance period in the case of a Qualifying Termination or Retirement that is not in connection with a change in control, for purposes of this table it is assumed in such case that performance for the full period would be the same as actual performance through the end of the last fiscal year. If a change in control occurs during the performance period, the performance period ends on the date of the change in control. If the executive officer is employed on the date of the change in control or had a Qualifying Termination or Retirement within 60 days before the date of the change in control, the PRSUs and Profits Interest Units granted as of January 2025 would vest based on actual performance through the date of the change in control.
(5)	Reflects executive officer’s current group health plan coverage elections.
(6)	Mr. Booth’s employment terminated effective January 2, 2025. Pursuant to his Employment Agreement, he is entitled to receive a cash severance amount of $2,039,713, equal to two times the sum of his annual base salary plus an amount equal to his Average Annual bonus (as defined in his Employment Agreement) to be paid in equal installments twice per month over a 24-month period (subject to the terms of his Employment Agreement), as well as certain other amounts payable upon termination, including COBRA benefits. In addition, he is eligible to vest in his outstanding equity awards on a prorated basis through January 1, 2026, pursuant and subject to the terms of such awards, his Transition Agreement and Release and his Employment Agreement.

Chief Executive Officer Pay Ratio Disclosure

We are required by SEC rules to disclose the ratio of the total 2025 compensation of our CEO, C. Taylor Pickett, to the total compensation for 2025 of our median employee. We selected our median employee based on our December 31, 2025 employee base. We identified our median employee based on compensation reported on Form W-2 for our 2025 employees other than the CEO. We annualized the compensation reported on Form W-2 for 15 employees who joined the Company during the year. Mr. Pickett’s total compensation for 2025 as reported in the Summary Compensation Table above was $14,020,475, and the median employee’s total compensation for 2025 calculated on the same basis was $309,423. The ratio of Mr. Pickett’s total compensation to the total compensation of the median employee for 2025 is 45 to 1.

Pay Versus Performance

We disclose the relationship between compensation for our CEO (PEO in the table) and the average of the other NEOs (Non-PEO NEOs in the table) and our financial performance for the years 2021 through 2025. Our executive officers’ compensation is derived using the totals from the Summary Compensation Table and compensation actually paid according to SEC rules (“CAP”).

Pay Versus Performance as of December 31, 2025

			Average		Value of Initial Fixed $100			Company
			Summary	Average	Investment Based On:			Selected
	Summary		Compensation	"Compensation		Peer Group		Measure:
	Compensation	"Compensation	Table Total for	Actually Paid" to	Total	Total		Relative
	Table Total for	Actually Paid"	Non-PEO	Non-PEO	Shareholder	Shareholder	Net	FAD
Year	PEO	to PEO (1)	NEOs (2)	NEOs (1)(2)	Return (3)	Return (3)	Income (4)	per Share (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	14,020,475	32,008,804	4,694,745	9,508,945	183	165	609,467	2.96
2024	13,551,267	41,819,500	4,795,299	14,943,811	136	115	417,804	2.73
2023	12,148,773	22,492,482	4,625,981	7,848,240	102	98	248,796	2.62
2022	11,001,108	21,789,017	4,211,903	7,525,681	85	85	438,841	2.77
2021	10,374,954	(5,361,058)	3,981,576	(2,175,687)	82	105	428,302	3.14

(1)	The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” to our PEO and the average of our Non-PEO NEOs for each year, in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect actual compensation earned or paid during the respective year. In accordance with Item 402(v) of Regulation S-K, adjustments were made to total compensation for each year to determine the CAP, as provided in the “Adjustments to Pay Versus Performance Table” provided below.
(2)	The dollar amounts reported in columns (d) and (e) include compensation for all Non-PEO NEOs disclosed in the Summary Compensation Table. Steven Insoft, who was one of the Company’s NEOs in 2020, 2021 and 2022 and whose employment terminated effective January 1, 2022, is included with the Non-PEO NEO disclosures for 2020 and 2021 and excluded from the disclosures for 2022, 2023, 2024 and 2025.
(3)	Represents the cumulative Absolute TSR of the Company and the FTSE NAREIT Equity Health Care Index for the year ended December 31, 2021, for the two years ended December 31, 2022, the three years ended December 31, 2023, the four years ended December 31, 2024 and the five years ended December 31, 2025, assuming a $100 investment at the closing price on December 31, 2020 and the reinvestment of all dividends.
(4)	Net income as reported on the Company’s audited financial statements for the respective year.
(5)	Funds Available for Distribution per dilutive share, or FAD, is a non-GAAP financial measure. See “Compensation Discussion and Analysis – Our Compensation Decisions and Results for 2025 – 2025 Annual Cash Incentive Performance Goals and Results” for a definition of FAD and “Use of Non-GAAP Financial Measures” in Appendix A.

As described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders.

The most important financial performance measures used by the Company to link executive CAP to the Company’s NEOs, for the year ended December 31, 2025, to the Company’s performance are set forth in the unranked list below:

FAD per share
Leverage
Tenant Quality
Absolute TSR
Relative TSR

Please see the “Compensation Discussion and Analysis” for more information on these measures and how they are taken into account in determining compensation for each of our NEOs.

CAP Relative to Company Performance Measures

Adjustments to Pay Versus Performance Table

	2025	2025
Adjustments to Determine "Compensation Actually Paid" for PEO and Non-PEOs	PEO	Non-PEOs
Subtract values reported in the Stock Awards and Option Awards columns of the Summary Comp Table	($ 11,248,498)	($ 3,476,871)
For any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the fiscal year, add the year end fair value	$ 14,637,920	$ 4,524,542

For any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year, add the increase (or subtract the decrease) in fair value by comparing the fair value at the end of the fiscal year with the fair value at the end of the prior fiscal year

	$ 13,793,853	$ 3,633,188
For awards that are granted and vest in the same covered fiscal year, add the fair values as of the vesting date	N/A	N/A

For awards granted in prior years that vest in the covered fiscal year, add the increase (or subtract the decrease) in fair value by comparing the fair value on the vesting date with the fair value at the end of the prior fiscal period

	$ 1,683,063	$ 428,508
For awards granted in prior years that are deemed to fail to meet the applicable vesting conditions during the covered fiscal year, subtract the fair value at the end of the prior fiscal period	($ 5,265,124)	($ 1,394,814)

For any dividends or other earnings paid on stock or option awards in the covered fiscal year before the vesting date, add such amount if it is not otherwise reflected in the fair value of such award or included in any other component of total compensation for the covered fiscal year

	$ 4,387,115	$ 1,099,647
Total Adjustments	$ 17,988,329	$ 4,814,200

Compensation of Directors

Our compensation for non-employee directors consists of the following components:

●	annual cash retainer of $82,500 payable in quarterly installments of $20,625 on or about August 15, November 15, February 15 and May 15; provided, however, that each director may elect each year to receive the retainer in common stock (or at the director’s option, a number of Profits Interest Units or deferred restricted stock units with equivalent value) to be included in the annual equity grant described below;
●	annual grant as of the date of the annual meeting of a number of shares of restricted common stock determined by dividing $165,000 by the fair market value per share of common stock on the date of grant (or at the director’s option, a number of Profits Interest Units with equivalent value or deferred restricted stock units), vesting based on the director’s continuing service until the date of the next succeeding annual meeting of stockholders (subject to 100% acceleration upon death, disability, change in control or any other event that in the discretion of the Compensation Committee is deemed to be an appropriate basis for acceleration);
●	Board Chair: $120,000 annual payment, of which 50% will be added to, and treated as part of, the annual equity grant
●	additional annual cash payments for committee service:

Committee	Chair	Member
Audit Committee	$30,000	$12,500
Compensation Committee	$25,000	$9,000
Nominating and Corporate Governance Committee	$25,000	$7,500
Investment Committee	$25,000	$7,500
●	$1,500 per meeting for attendance at each meeting of the Board of Directors or committee of the Board of Directors in excess of the following number of meetings during the year of a director’s term:

Board / Committee	Number of Meetings
Board of Directors	10
Audit Committee	6
Compensation Committee	6
Nominating and Corporate Governance Committee	5
Investment Committee	5

The non-employee directors may elect to have all annual cash retainers (i.e., the annual cash retainer paid quarterly, the Chair of the Board cash fee, the committee chair fee and the committee member fees described above): (a) paid in cash, (b) added to the annual equity grant that is normally subject to one-year vesting or (c) deferred and paid in cash in the future. See “Compensation Discussion and Analysis — Other Matters — Other Benefits.” In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

Audit Committee Chair: $30,000 Member: $12,500	Compensation Committee Chair: $25,000 Member: $9,000

Nominating and Corporate Governance Committee Chair: $25,000 Member: $7,500	Investment Committee Chair: $25,000 Member: $7,500

Board Chair Receives an additional $120,000 (50% in equity)	Meeting fees $1,500 per board or committee meeting in excess of the set threshold

2025 Non-Employee Director Compensation

The table below sets forth the compensation paid to our non-employee directors for 2025:

	Fees earned		Option
	or paid in cash	Stock Awards	Awards	Total
Name	($)(1)	($)(1)(2)	($)	($)
Kapila K. Anand	71,875	231,250	—	303,125
Craig R. Callen	3	419,997	—	420,000
Lisa C. Egbuonu-Davis	95,261	164,989	—	260,250
Barbara B. Hill	24	263,976	—	264,000
Kevin J. Jacobs	14	267,486	—	267,500
Stephen D. Plavin	118,779	164,971	—	283,750
Burke W. Whitman	125,261	164,989	—	290,250

(1)	Mr. Callen, Ms. Hill and Mr. Jacobs elected to receive their $82,500 annual cash retainers in the form of equity, which was included in their annual equity grant effective the date of the 2025 Annual Meeting. Also, effective the date of the 2025 Annual Meeting, Ms. Anand elected to (i) receive 50% of her annual retainer in the form of cash, (ii) receive and defer the remaining portion of her annual retainer in the form of equity and (iii) defer her annual equity grant. Mr. Plavin elected to defer his cash compensation. For directors electing to receive their annual retainer in cash, “Fees earned or paid in cash” includes the quarterly installments earned in 2025. Stock awards are not granted for fractional shares, and any residual value is paid in cash.
(2)	Represents the fair value dollar amount on the grant date of the equity grants set forth in the table below.

			Grant Date
		Shares/Units	Fair Value
Name	Grant Date	Awarded(1)	($)
Kapila K. Anand	6/6/2025	6,150	231,250
Craig R. Callen	6/6/2025	11,263	419,997
Lisa C. Egbuonu-Davis	6/6/2025	4,388	164,989
Barbara B. Hill	6/6/2025	7,079	263,976
Kevin J. Jacobs	6/6/2025	7,114	267,486
Stephen D. Plavin	6/6/2025	4,424	164,971
Burke W. Whitman	6/6/2025	4,388	164,989

(1)	Includes profits interest units and deferred restricted stock units awarded. The shares/units included in this column represent the aggregate number of stock awards outstanding held by each of our non-employee directors as of December 31, 2025.

Compensation Committee Interlocks and Insider Participation

Dr. Lisa Egbuonu-Davis, Barbara B. Hill, and Burke W. Whitman were members of the Compensation Committee during the year ended December 31, 2025. None of the members of the Compensation Committee were officers or employees of the Company during 2025 or any time prior thereto, and none of the members had any relationship with Omega during 2025 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

STOCKHOLDER PROPOSALS AND NOMINATIONS

December 22, 2026 is the date by which proposals of stockholders intended to be presented at the 2027 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 of the Exchange Act. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

If a stockholder wishes to present a proposal at our annual meeting (outside of Rule 14a-8) or to nominate one or more directors without seeking access to our proxy materials, the stockholder must give timely advance written notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide such notice should be addressed to our Secretary and be received at our principal executive office no fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our 2027 Annual Meeting of Stockholders, such notice must be received not later than March 7, 2027, nor earlier than February 7, 2027. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will not be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2027 Annual Meeting.

Additionally, pursuant to the proxy access provisions of our Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing our Secretary with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules adopted by the SEC, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2027.

In each case, whether seeking access to our proxy materials or not, our Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director (whether pursuant to our proxy access Bylaw provision or not) must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such notice the same type of information as well as, among other things, the text of the proposal or business and the text of the proposal or business and the reasons therefor, and other specified matters.

QUORUM AND VOTING

Quorum

Holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present virtually in person or represented by proxy at the Annual Meeting to constitute a quorum for the conduct of business at the Annual Meeting. Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Holders of record of the Company’s common stock as of the close of business on the record date, April 8, 2026, are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented. As of April 8, 2026, the record date, there were 297,799,835 shares of common stock outstanding. If your shares are registered directly in your name with our transfer agent, you are a “stockholder of record.” Stockholders of record may vote by:

•	Online Internet Voting: Go to http://www.proxyvote.com and follow the instructions
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions
•	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope
•	Virtually In-Person: Virtually attend the Annual Meeting and vote your shares

If your shares are registered in the name of your broker, bank or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, brokerage firm or other nominee does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. You may also virtually attend the Annual Meeting and vote your shares.

If you plan to vote other than by virtually attending the Annual Meeting and voting your shares, your vote must be received by 11:59 p.m. EDT, on June 4, 2026.

Important Notice Regarding Delivery of Security Holder Documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Our Annual Report to Shareholders (the “Annual Report”) includes a copy of our 2025 Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 9, 2026, excluding exhibits. On or about April 21, 2026, we mailed you a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Attending the Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the record date or if you hold a valid proxy for the Annual Meeting. There is no physical location for this meeting.

You can attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/OHI2026 and entering the 16-digit control number printed on your proxy card. Stockholders may submit questions or comments pertinent to meeting matters by using the question feature at the bottom of the screen on the Annual Meeting website after they log in or during the Annual Meeting. Questions relevant to meeting matters will be answered during the meeting, subject to time constraints. We will post responses to such questions not answered due to time constraints on our Investor Relations webpage. In order for the Company to address as many stockholders as possible during the meeting, we ask that questions or comments be limited to a maximum of two per stockholder. Please ensure that questions are concise and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

The Annual Meeting will begin promptly at 10:00 A.M. EDT, on June 5, 2026. We encourage you to access the meeting prior to the start time in order to log in to the live webcast and test your computer audio system. Technical support, including related technical support phone numbers, will be available on the virtual meeting platform. Please follow the registration instructions below in “Registering for the Annual Meeting.”

The virtual meeting platform is supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. If you encounter any technical difficulties, technical support, including related technical support phone numbers, will be available on the virtual meeting platform.

Registering for the Annual Meeting

You do not need to register to virtually attend the Annual Meeting on the Internet. Please follow the instructions on the proxy card that you received with this Proxy Statement. To access the meeting, you will need the 16-digit control number printed on your proxy card.

Ability to Revoke Proxies

A stockholder voting by proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is virtually present at the Annual Meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.

Broker Non-Votes

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. The vast majority of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. Each stockholder should instruct his/her/its broker on how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of EY as our independent registered public accounting firm for the year ending December 31, 2026, but not with respect to any other matter to be presented at the Annual Meeting.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us. In addition to use of the mail, proxies may be solicited by our directors, officers and employees of our Company personally and by telephone, email or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements under Section 16(a) during the year ended December 31, 2025.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials, with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials to the stockholders at that address. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Some brokers household proxy materials by delivering a single set to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive multiple copies of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares. You can notify us by sending a written request to Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, MD 21030, or by calling our Investor Relations Department at 866-99-OMEGA.

OTHER MATTERS

The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

C. Taylor Pickett
Chief Executive Officer
April 21, 2026
Hunt Valley, Maryland

Appendix A

Use of Non-GAAP Financial Measures

Nareit FFO, Adjusted FFO, FAD, Tenant Quality and Leverage are non-GAAP financial measures. We believe that these measures are important supplemental measures of our operating performance. We calculate and report Nareit FFO in accordance with the definition and interpretive guidelines issued by Nareit, and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO.  As real estate assets (except land) are depreciated under US GAAP, such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term “funds from operations” was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transaction related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations to similar measures reported by other REITs, but the Company believes that they are appropriate measures for the Company.

Leverage is a non-GAAP financial measure which refers to the ratio of fourth quarter net funded debt to adjusted fourth quarter annualized normalized EBITDA. Funded debt is defined as balance sheet debt adjusted for premiums/discounts and deferred financing costs, and to add back cash. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA eliminates items such as acquisition costs and stock-based compensation expense and adds back certain non-cash expenses, if any, to EBITDA. Adjusted normalized EBITDA adds to or subtracts from Adjusted EBITDA the incremental EBITDA from (i) new investments and divestitures made during the fourth quarter assuming an October 1st purchase or sale date and (ii) inception to date funding of construction in progress multiplied by the estimated contractual quarterly yield assuming an October 1st in-service date. Adjusted EBITDA, Adjusted normalized EBITDA and related ratios are non-GAAP financial measures. Annualized Adjusted EBITDA and annualized Adjusted normalized EBITDA assume the current quarter results multiplied by four and are not projections of future performance.

Tenant Quality is a non-GAAP measure calculated as the percentage of actual cash collected compared to Board approved 2025 budgeted operator contractual cash rent, mortgage interest, and loan interest (on non-working capital loans over $10M); pro forma adjustments to be made for asset sales and asset transitions.

The Company uses these non-GAAP measures among the criteria used to measure the operating performance of its business. The Company also uses FAD, Tenant Quality and Leverage among the performance metrics for performance-based compensation of officers. The Company further believes that it is appropriate to exclude the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance. Adjusted FFO and FAD can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income. A reconciliation of FFO, Adjusted FFO and FAD to the most comparable GAAP measure is fully set forth in Appendix A to this Proxy Statement.

Appendix A-1

Nareit FFO, Adjusted FFO and FAD Reconciliation Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (1)	$171,972	$116,465	$609,467	$417,804
Deduct gain from real estate dispositions	(6,073)	(1,886)	(67,303)	(13,168)
Deduct gain from real estate dispositions – unconsolidated entities	—	—	—	(6,260)
Sub-total	165,899	114,579	542,164	398,376
Elimination of non-cash items included in net income:
Depreciation and amortization	82,749	78,612	325,247	304,648
Depreciation – unconsolidated entities	5,182	673	8,886	7,057
Impairment on real estate properties	6,016	1,737	22,610	23,831
Nareit funds from operations (“Nareit FFO”)	$259,846	$195,601	$898,907	$733,912

Weighted-average common shares outstanding, basic	296,371	274,316	291,648	258,118
Restricted stock and PRSUs	3,771	5,230	3,614	4,664
Omega OP Units	13,084	7,900	9,690	7,668
Weighted-average common shares outstanding, diluted	313,226	287,446	304,952	270,450

Nareit funds from operations available per share	$0.83	$0.68	$2.95	$2.71

Adjustments to calculate adjusted funds from operations
Nareit FFO	$259,846	$195,601	$898,907	$733,912
Add back (deduct):
Stock-based compensation expense	9,866	9,198	37,587	36,696
Non-cash provision (recovery) for credit losses	7,241	457	8,819	(10,771)
Straight-line rent and other write-offs (2)	446	3,038	27,983	4,174
Severance expense (3)	—	—	9,011	—
Acquisition, merger and transition related costs	152	795	4,219	11,615
(Gain) loss on debt extinguishment	(5,002)	116	(4,995)	1,749
Other normalizing items – net (4)	(22,783)	4,775	(35,376)	762
Adjusted funds from operations (“AFFO”) (1)(5)	$249,766	$213,980	$946,155	$778,137

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$2,258	$3,497	$9,879	$12,777
Capitalized interest	(122)	(2,103)	(1,051)	(7,312)
Non-cash revenue	(14,022)	(13,647)	(51,825)	(44,954)
Funds available for distribution (“FAD”) (1)(5)	$237,880	$201,727	$903,158	$738,648

For further information, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

(1)	The year ended December 31, 2025 includes the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue. The three months and year ended December 31, 2024 include the application of $0.5 million and $2.2 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The year ended December 31, 2025 includes a $15.5 million non-cash straight-line accounts receivable write-off in connection with moving an operator to cash basis as a result of being notified that there is substantial doubt regarding the operator’s ability to continue as a going concern. The operator made all contractual rent payments in 2025. The year ended December 31, 2025 also includes a $10.0 million lease inducement recorded in Q1 as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	The year ended December 31, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	For the three months and year ended December 31, 2025, Non-cash expense is not adjusted to include $1.5 million and $9.1 million, respectively, of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024. For the year ended December 31, 2024, Non-cash expense is not adjusted to include $4.4 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition. The above market loan was fully repaid in November 2025

Appendix A-2

OUR COMMITMENT TO THE ENVIRONMENT

Omega Healthcare Investors, Inc. (“Omega”) believes in working to keep our environment cleaner and healthier. Each and every day, we take steps to preserve the natural beauty of the surroundings that we are privileged to enjoy. In an effort to further reduce our carbon footprint, we are asking our investors to enroll in voluntary electronic delivery of our shareholder communications. In addition, we are also asking you to vote your shares online. This not only reduces the costs associated with printing and mailing — it also supports our corporate sustainability initiatives. Please see the instructions below.

VOTE BY INTERNET – WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Omega’s initiative in reducing its carbon footprint by promoting electronic delivery of shareholder materials has had a positive effect on the environment. Based upon 2025 statistics, voluntary receipt of e-delivery resulted in the following environmental savings:

Using approximately 236 fewer tons of wood, or 1,420 fewer trees

Using approximately 1,510 million fewer BTUs, or the equivalent amount of energy used to operate 1,790 residential refrigerators per year

Using approximately 827,000 fewer pounds of CO2 gases, or the equivalent of 75 automobiles per year

Saving approximately 1,260,000 gallons of water

Saving approximately 65,900 pounds of solid waste

Reducing hazardous air pollutants by approximately 94 pounds

Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator Version 4.1. For more information visit www.papercalculator.org.

2026 ANNUAL MEETING OF STOCKHOLDERS

Friday, June 5, 2026	10:00 AM EDT, Virtual	Held virtually via live webcast at: virtualshareholdermeeting.com/OHI2026

Scan this QR code to be directed to proxyvote.com, where you can enter your control number, view materials and vote.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V85621-P48511 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Kapila K. Anand 1b. Craig R. Callen 1c. Dr. Lisa C. Egbuonu-Davis 1d. Barbara B. Hill 1e. Kevin J. Jacobs 1f. C. Taylor Pickett 1g. Stephen D. Plavin 1h. Burke W. Whitman Nominees: 2. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026 NOTE: In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. OMEGA HEALTHCARE INVESTORS, INC. The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2 and 3: Company Proposals 3. Approval, on an advisory basis, of the compensation of the named executive officers SCAN TO VIEW MATERIALS & VOTEw OMEGA HEALTHCARE INVESTORS, INC. 303 INTERNATIONAL CIRCLE, SUITE 200 HUNT VALLEY, MD 21030 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 4, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OHI2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign-up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 4, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V85622-P48511 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. OMEGA HEALTHCARE INVESTORS, INC. Annual Meeting of Stockholders June 5, 2026 at 10:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints each of Robert O. Stephenson and Gail D. Makode as proxies, each with the power to appoint his or her substitute to represent and to vote as designated below, all the shares of common stock of Omega Healthcare Investors, Inc. held of record by the undersigned on April 8, 2026 at the Annual Meeting of Stockholders to be held on June 5, 2026 at 10:00 am EDT or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is specified, the shares represented by this proxy will be voted FOR each of the eight director nominees named in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof. Continued and to be signed on reverse side